UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)
Payment of filing fee (check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Notice of 2016 Annual Meeting of Stockholders and Proxy Statement

Tuesday, April 26, 2016
9:30 a.m. Central time
The Houstonian
111 North Post Oak Lane
Houston, Texas 77024

Dear Stockholder:
I hope you will join Noble Energy’s Board of Directors, executive management team, employees and alumni at our 2016 Annual Meeting of Stockholders. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

2015 was a year of adversity for our industry, with a decline in the business environment that continues in 2016. For the Company, it was a year of positive results that we are pleased to share with you. As I reflect on my first full year as CEO, I champion the commitment of our Board of Directors and executive team to provide you with information about the Company in a manner that is easy to access and understand. Our Proxy Statement is a good example, providing a summary at the beginning that highlights our business and executive compensation program using charts and other graphic depictions where we feel they may be helpful. This year we have continued our efforts to eliminate redundancy within the document and make it more reader friendly.

The Compensation Discussion and Analysis that begins on page 31 describes our executive compensation program and shows how our executives’ compensation remains linked to performance. You will also find discussions of the qualifications of our director candidates, and why we believe they are the right people to represent you, starting on page 14.

Your vote is important to us and our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. Instructions on how to vote are found beginning on page 2.
I hope to see you at the meeting. Thank you for being a stockholder and for your support of Noble Energy.
March 11, 2016
Houston, Texas
David L. Stover
Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 26, 2016
The Annual Meeting of Stockholders of NOBLE ENERGY, INC. (the “Company”) will be held on Tuesday, April 26, 2016 at 9:30 a.m. Central time at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024, for the following purposes:

1.	To elect the 11 nominees as members of the Board of Directors of the Company;

2.	to ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	to approve, in an advisory vote, executive compensation;

4.	to consider a stockholder proposal regarding proxy access, if properly presented at the meeting;

5.	to consider a stockholder proposal regarding climate change, if properly presented at the meeting; and

6.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors set February 26, 2016 as the record date for the meeting. This means that holders of record of shares of the Company's common stock as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournment or postponement of the meeting.

A complete list of stockholders will be available for examination at our Company's offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available to stockholders at the meeting.

March 11, 2016
Houston, Texas
By Order of the Board of Directors
Arnold J. Johnson
Senior Vice President, General Counsel
and Secretary

We urge each stockholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting, even if planning to attend the meeting in person. See our Questions and Answers about the Meeting and Voting section for information about voting by telephone or Internet, how to revoke a proxy and how to vote shares in person.

Table of Contents

Proxy Statement Summary	i

Questions and Answers about the Meeting and Voting	2

Corporate Governance	6

Election of Directors (Proposal 1)	14

2015 Director Compensation	22

Ratification of Appointment of Independent Auditor (Proposal 2)	24

Advisory Vote to Approve Executive Compensation (Proposal 3)	26

Consideration of Proposal Regarding Proxy Access (Proposal 4)	27

Consideration of Proposal Regarding Climate Change (Proposal 5)	29

Compensation Discussion and Analysis	31

Compensation Tables	45

Glossary	57

Appendix A — Non-GAAP Financial Measures	A-1

Appendix B — Executive Officers	B-1

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not include all of the information that you should consider and you should read the entire Proxy Statement before voting. In this Proxy Statement, Noble Energy, Inc. may also be referred to as “we”, “us”, “Noble Energy” or the “Company”.

2016 Annual Meeting of Stockholders

• Date and Time:	Tuesday, April 26, 2016, 9:30 a.m. Central time

• Place:	The Houstonian 111 North Post Oak Lane Houston, Texas 77024

• Record Date:	February 26, 2016

Voting Matters and Board Recommendations

Our Board’s Recommendations
Election of Directors	FOR each Director Nominee
Ratification of Appointment of Independent Auditor	FOR
Advisory Proposal to Approve Executive Compensation	FOR
Consideration of Stockholder Proposal Regarding Proxy Access	AGAINST
Consideration of Stockholder Proposal Regarding Climate Change	AGAINST

Director Nominees

The following table provides summary information about each director nominee. Our Board is not classified and each director stands for election annually.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Jeffrey L. Berenson*	65	2005	Chairman and Chief Executive Officer of Berenson & Company	C, CG	None
Michael A. Cawley*	68	1995	President and Manager of The Cawley Consulting Group, LLC	A, CG	Noble Corporation
Edward F. Cox*	69	1984	Former partner in the law firm of Patterson Belknap Webb & Tyler LLP	C, CG, E	None
James E. Craddock*	57	2015	Former Chairman and Chief Executive Officer of Rosetta Resources Inc.	C, CG, E	None
Thomas J. Edelman*	65	2005	A managing partner of White Deer Energy	C, CG, E	None
Eric P. Grubman*	58	2009	Executive Vice President of the National Football League	A, CG	None
Kirby L. Hedrick*	63	2002	Former Executive Vice President of Phillips Petroleum Company	C, CG, E	None

i

David L. Stover	58	2014	Chairman and Chief Executive Officer of Noble Energy, Inc.	E	None
Scott D. Urban*	62	2007	Partner in Edgewater Energy LLC	A, CG, E	Pioneer Energy Services Corporation
William T. Van Kleef*	64	2005	Former Executive Vice President and Chief Operating Officer of Tesoro Corporation	A, CG	Oil States International, Inc.
Molly K. Williamson*	70	2013	Scholar, Middle East Institute	C, CG, E	None

*Independent Director
A	Audit Committee
C	Compensation, Benefits and Stock Option Committee
CG	Corporate Governance and Nominating Committee
E	Environment, Health and Safety Committee

2015 Business Highlights

2015 was a year of adversity for our industry, with a decline in the business environment that saw year-end crude oil prices drop to a level unseen in the past decade. Energy stock prices fell sharply, impacting our stockholders — including our employee stockholders.

For the Company, 2015 was a year of positive results. We started the year producing around 300 thousand barrels of oil equivalent per day and exited the year producing over 400 thousand barrels of oil equivalent per day. We delivered this increase through both organic growth and acquisition of premier assets, while materially reducing capital spending and total cash costs. Among our accomplishments, we:

•
Took quick and decisive action to cut costs and preserve our strong balance sheet, with capital spending down more than 40% from 2014, to $2.9 billion, as we exited the year with $5 billion in liquidity;

•	expanded our onshore portfolio through a merger with Rosetta Resources Inc. (“Rosetta”), adding premier assets in Texas’ two most prolific oil and gas basins — the Permian Basin and Eagle Ford Shale;

•
enhanced the value of our DJ Basin assets through efficiency gains, drilling longer laterals in less time, improving completion techniques and decreasing our average well costs approximately 30% year over year, with annual sales volumes averaging a record 115 thousand barrels of oil equivalent per day;

•	set new records in the Marcellus, with production volumes averaging more than 460 million cubic feet of natural gas equivalent per day;

•
demonstrated our project execution proficiency, successfully bringing the Big Bend and Dantzler fields offshore Gulf of Mexico online and quickly ramping up to 20 thousand barrels of oil equivalent net per day during the fourth quarter;

•	sustained continued positive performance of our Aseng and Alen projects offshore West Africa;

•
created tremendous momentum in our Eastern Mediterranean project, setting record natural gas sales from our Tamar field averaging over 250 million cubic feet per day and working with the Government of Israel to establish a regulatory framework to support future natural gas development;

•	set a record best in OSHA recordable incident rates for the Company and its contractors combined;

•	concluded non-core asset divestitures that generated net proceeds of approximately $150 million; and

•	secured a new venture area through the acquisition of rights offshore Suriname.
Despite these many positive results, our total stockholder return for 2015 was negative at -29%; however, we finished the year in the top quartile of our compensation peer group.

2015 Executive Compensation Highlights

Continued Focus on Pay for Performance

Our executive compensation program is described in our Compensation Discussion and Analysis and designed to attract and retain high quality individuals and to link their compensation to performance. In 2015 we continued our emphasis on performance-based compensation, with 68% of the compensation of our CEO being performance-based as shown in the following chart.

Performance-based 68%	Other 32%
Target STIP	Base Salary
Stock Options	Time-based Restricted Shares
Performance Shares
A Comparison of 2014 and 2015

In early 2015 our Compensation Committee took action in response to the Company's 2014 mixed results and the downturn in crude oil prices, approving 2014 Short-Term Incentive Plan (“STIP”) funding at 55% of target and reducing Long-Term Incentive Plan (“LTIP”) equity award values by an average of 25% from target.

2015 was a dramatically different year for our Company, with a number of positive results described in our 2015 Business Highlights.  Our Compensation Committee made no adjustments to the base salaries of our Named Executive Officers, but considered these and other results in its determination of our STIP payout for 2015.  The committee also assessed the appropriate level of overall short-term incentive compensation in the current adverse business environment in approving 2015 STIP funding at 125% of target. LTIP equity awards in early 2016 were made at target values.

In summary, we believe that a comparison of the two years shows how our executive compensation program links pay to performance.  In a year like 2014, where our results generally fell short of our targets and objectives, our executives saw reduced compensation. In a year like 2015, where our results generally met or exceeded our targets and objectives, our executives received increased compensation that nonetheless took into account our Compensation Committee's recognition of the current adverse business environment.

Performance versus Key Metrics

We believe that several key metrics evidence our positive results in 2015 — production sales volumes, total capital spending and controllable unit costs. As these metrics show, the Company increased production sales volumes in 2015 while reducing controllable unit costs and capital spending. We are also including a chart reflecting five-year total stockholder return, which assumes a $100 investment in our common stock on December 31, 2010 and compares the total stockholder return of our common stock to the same investment in the S&P 500 Index and our compensation peer group, with dividends reinvested quarterly. As this chart shows, and against the backdrop of an adverse business environment, our common stock nonetheless outperformed that of our compensation peer group during this period.

*Excludes expenditures on assets acquired in the Rosetta merger.

*© 2016 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

For additional information about our 2015 performance, please see our Annual Report on Form 10-K.

Target versus Realizable Compensation

The chart below illustrates how our executive compensation program delivers strong alignment with Company performance. The “Target” bars represent Mr. Stover’s base salary, target STIP opportunity and the grant-date target value of his LTIP awards for 2014 and 2015. The “Realizable” bars represent each year's base salary paid, STIP earned and paid, and the value of his LTIP award as of December 31, 2015.

$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
(Thousands)
As COO and CEO
As CEO
$1,500
$4,100
$1,045
$764
$1,083
$489
$764
$4,500
$1,045
$950
$1,552
$1,306
$950
Target
Realizable
Target
Realizable
2014
2015
Base
STIP
LTIP
25% LTIP Value Reduction

Mr. Stover’s January 2014 LTIP award had an intended grant-date target value of $4.1 million (when he was President and COO). His January 2015 LTIP award had an intended grant-date target value of $6.0 million (in his new role as CEO). As noted earlier, our Compensation Committee reduced the January 2015 LTIP grant value by 25% on the date of the award, to an actual grant-date value of $4.5 million. Based on the Company’s stock price of $32.93 on December 31, 2015, the value of these awards at that time was approximately $1.1 million and $1.6 million, respectively.

Based on Company results compared to our STIP targets and objectives, Mr. Stover’s 2014 and 2015 STIP paid out at 47% and 125% of target, respectively.

By design, our executive compensation program will not deliver its intended targeted value unless the stock price appreciates on an absolute basis, the Company meets or exceeds median industry stock performance, and the Company meets or exceeds important financial and operating objectives.

v

Recent Enhancements to our Executive Compensation Program

•
Our Compensation Committee reviewed the quantitative and qualitative components of our STIP to ensure that the metrics, targets, objectives and weighting for 2016 continue to link pay to performance, with:

–
the quantitative component to remain weighted at 60% and allocated 15% each to free cash flow and relative total stockholder return and 10% each to production sales volumes, cash costs per unit of sales volumes and relative cash costs per unit of revenue; and

–
the qualitative component to remain weighted at 40% and allocated 12% to execution of strategic initiatives, 8% each to safety and environmental performance and absolute stockholder return and 6% each to weighted average program rate of return and reserve additions/exploration performance.

•
Beginning in 2016, we changed our LTIP award mix for our executive officers, so that equity-based awards are divided one-third each between performance-based shares or units, stock options and restricted stock or units.

Important Date for 2017 Annual Meeting of Stockholders
Stockholder proposals and nominees for director(s) to be submitted for inclusion in our 2017 Proxy Statement pursuant to our By-Laws or Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (“Exchange Act”), must be received by us no later than November 11, 2016.

1001 Noble Energy Way	PROXY STATEMENT
Houston, Texas 77070	March 11, 2016

The Board of Directors of Noble Energy, Inc. (the “Board”) is providing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Noble Energy, Inc. (the “Company”). The meeting will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 on April 26, 2016 at 9:30 a.m. Central time. The proxies may also be voted at any adjournment or postponement of the meeting.

The mailing address of our principal executive offices is 1001 Noble Energy Way, Houston, Texas 77070. We are first mailing this Proxy Statement to our stockholders on or about March 11, 2016.

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of the Company's common stock as of the close of business on February 26, 2016, the record date, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, February 26, 2016, there were 433,589,213 shares of common stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2016

Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.proxyvote.com.

Questions and Answers about the Meeting and Voting

Questions and Answers about the Meeting and Voting

1. What is a Proxy Statement and what is a Proxy?

A proxy statement is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the 2016 Annual Meeting of Stockholders: David L. Stover and Kenneth M. Fisher.

2. What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with our registrar and transfer agent, Wells Fargo Shareowner Services, you are considered a stockholder of record with respect to those shares.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

3. How do I vote?

By Written Proxy. All stockholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or voting instruction form from your bank or broker.

By Telephone or Internet. All stockholders of record can also vote by touch-tone telephone from the U.S. using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card.

Beneficial owners may vote by telephone or Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials.
In Person. All stockholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 6.

4. What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan. If you hold shares of common stock in any Company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will not vote your benefit plan shares.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of common stock.

5. How do I attend the meeting in person? What do I need to bring?

You need to bring documentation showing that you owned common stock on the record date, February 26, 2016. You also need to bring a photo ID to gain admission. Please note that the use of cameras, recording equipment, cellular telephones, smartphones or other similar equipment or packages will not be allowed in the meeting room. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You may also bring your brokerage statement reflecting your ownership of common stock as of February 26, 2016 with you to the meeting. Please note that you will not be able to vote your shares at the meeting without a legal proxy, as described in the response to question 6.

Questions and Answers about the Meeting and Voting

6. How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. You can follow the procedures described in the response to question 5 to gain admission to the meeting. However, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

7. How does the Board recommend I vote on the proposals?

Proposal	Board recommendation
1. Election of Directors	FOR each Director Nominee
2. Ratification of Appointment of Independent Auditor	FOR
3. Advisory Vote to Approve Executive Compensation	FOR
4. Consideration of Stockholder Proposal Regarding Proxy Access	AGAINST
5. Consideration of Stockholder Proposal Regarding Climate Change	AGAINST

8. How many votes are needed to approve each of the proposals?

Directors in uncontested elections will be elected by a majority of the votes cast by the holders of shares of our common stock voting in person or by proxy at the meeting. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

Each of the remaining proposals requires approval by holders of a majority of shares of common stock having voting power represented in person or by proxy at the annual meeting. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Compensation Committee, which is responsible for overseeing our executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

9. What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted in accordance with the Board recommendations described in the response to question 7.

10. What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the material you

Questions and Answers about the Meeting and Voting

receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Discretionary Items. The ratification of the appointment of the independent auditor is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Non-discretionary Items. The election of directors, the advisory vote to approve executive compensation and the stockholder proposals are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Non-voted stock on non-discretionary matters are called “broker non-votes.”

11. How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will not be considered as votes cast “for” or “against” any proposal or director candidate and will not affect the outcome of the election of directors. Abstentions will have the same effect as votes against any matter other than the election of directors. Broker non-votes will not affect the outcome of any proposal to be voted on at the meeting.

12. What can I do if I change my mind after I vote my shares?

Stockholders can revoke a proxy prior to the completion of voting at the meeting by:

•	Giving written notice to the Company’s Secretary;

•	delivering a later-dated proxy; or

•	voting in person at the meeting (unless you are a beneficial owner without a legal proxy, as described in the response to question 6).

13. Are votes confidential? Who counts the votes?

We will not disclose the votes of specific stockholders except:

•	As necessary to meet applicable legal requirements or to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.

An independent inspector of elections will tabulate the proxies and certify the results.

14. When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting and will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

15. Does the Company have a policy about Directors’ attendance at the Annual Meeting of Stockholders?

All of our directors are expected to attend each Annual Meeting of our stockholders. Attendance at our Annual Meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all of our directors attended our Annual Meeting.

Questions and Answers about the Meeting and Voting

16. Why did I receive a notice regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the Internet. As a result, we have sent a notice regarding the availability of these proxy materials rather than a paper copy to most of our stockholders. The notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, the website provided in the notice allows stockholders to request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

17. How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Okapi Partners LLC to assist with the solicitation of proxies for an estimated fee of $11,500 plus expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

18. How can I contact the Company Secretary?

This Proxy Statement directs certain inquiries to the Company Secretary. The Company Secretary may be contacted by writing to Noble Energy, Inc., Attn: Company Secretary, 1001 Noble Energy Way, Houston, Texas 77070 or by calling (281) 872-3100.

19. How can I communicate with the Board of Directors?

You may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to the Company Secretary at the address shown in this Proxy Statement. To communicate with any of our directors electronically, stockholders should go to our website. Under the heading “About Us — Corporate Governance” you will find a link “Contact the Board” that may be used for writing an electronic message. In addition, stockholders may call our independent, toll-free compliance line listed on our website under the same link.

All stockholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotion of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

20. Where can I find definitions for capitalized terms, abbreviations and acronyms used in this Proxy Statement?

We generally include definitions for capitalized terms, abbreviations and acronyms at the places in this Proxy Statement where they are first used. We have also included a quick reference glossary.

Corporate Governance

Corporate Governance

Our website contains a number of documents, available free of charge, that will be helpful to your understanding of our corporate governance practices:

•	Corporate Governance Guidelines;

•	Certificate of Incorporation;

•	By-Laws;

•	Board committee charters; and

•	Code of Conduct and Code of Ethics for our Chief Executive and Senior Financial Officers, and information about how to report concerns.

You may also obtain copies of these documents by contacting the Company Secretary.

Our Board regularly reviews developments in corporate governance and updates our corporate governance documents and practices as it deems appropriate. Amendments to these documents will be promptly posted on our website.

Board Leadership Structure

Chairman and Chief Executive Officer

Our Board has historically combined the role of chairman of the board with the role of CEO, maintaining a separate empowered lead independent director position to strengthen our governance structure. Our Board believes this provides an efficient and effective leadership model. Combining the two roles fosters clear accountability, effective decision-making and alignment on corporate strategy. We have not experienced any problematic governance or management issues resulting from our combining of the two roles and, in this combined role, Mr. Stover has provided strategic, operational and technical expertise, vision and a proven ability to lead our Company.

Annual Review of Board Leadership Structure

Our Board recognizes that no single leadership structure is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

In addition to review at our Board's annual organizational meeting, our Board will review, at least annually, the continued appropriateness of the combined chairman/CEO structure, as opposed to a split role or other structure. All such reviews will occur outside the presence of the Chairman and CEO, at a meeting of the Corporate Governance and

Nominating Committee and/or at an executive session of the Board.

Lead Independent Director

Our Lead Independent Director, currently Michael A. Cawley, is elected annually by our Board and has authority described in our Corporate Governance Guidelines that generally includes:

•	Approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

•	consulting with the Chairman to establish, and approve, the agenda and scope of materials for each Board meeting;

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chairman is not present;

•	serving as a liaison between the Chairman and the independent directors and coordinating the activities of such directors;

•	coordinating the agenda for, and moderating, sessions of the Board’s independent directors;

•	facilitating communications among the other members of the Board; and

•	consulting with the chairs of the Board committees and soliciting their participation to avoid diluting their authority or responsibilities.

Corporate Governance

Board and Committees

In 2015, our Board held 17 meetings and its committees held 20 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which the director served during 2015.

Our Board has the following four standing committees, each with a written charter adopted by the Board and available on our website:

•	Audit Committee;

•	Corporate Governance and Nominating Committee (“Governance Committee”);

•	Compensation, Benefits and Stock Option Committee (“Compensation Committee”); and

•	Environment, Health and Safety Committee (“EH&S Committee”).

The primary responsibilities of each committee are summarized below. For more detail, see the committee charters on our website at www.nobleenergyinc.com, under the heading “About Us – Corporate Governance.”

Committee	Key Oversight Responsibilities
Audit
•
Integrity of the Company's financial statements
•
Disclosure and internal controls
•
Compliance with legal and regulatory requirements
•
Administration of the Company's Code of Conduct
•
Independent auditor qualifications
•
Internal audit functions

Governance
•
Corporate governance, including the Corporate Governance Guidelines
•
Director recruitment, retention and development
•
Board committee structure and membership
•
Annual Board and committee self-evaluation
•
Corporate political activities

Compensation
•
CEO and other executive officer compensation structure and amount
•
Performance evaluations for the CEO and other executive officers
•
Design and function of incentive compensation programs, including STIP and equity-based plans
•
Executive officer stock ownership guidelines
•
Compensation Discussion & Analysis

EH&S	• EH&S policies and management systems • EH&S performance • Compliance with EH&S legal and regulatory requirements • Corporate social responsibility

Corporate Governance

The following table lists the current members of each committee and the number of meetings held during 2015.

Name	Audit(1)	Compensation(2)	Governance	EH&S
Jeffrey L. Berenson*
Michael A. Cawley*			Chair
Edward F. Cox*				Chair
James E. Craddock*
Thomas J. Edelman*
Eric P. Grubman*
Kirby L. Hedrick*		Chair
David L. Stover
Scott D. Urban*
William T. Van Kleef*	Chair
Molly K. Williamson*
Number of Meetings	5	7	5	3
*Independent Directors

(1)	Each member of our Audit Committee has been determined to be financially literate. Mr. Van Kleef has been determined to be a financial expert.

(2)
Each member of our Compensation Committee has been determined to be an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). No member of our Compensation Committee is a current, or during 2015 was a former, officer or employee of our Company or any of its subsidiaries, except for Mr. Craddock who was the CEO of Rosetta Resources Inc. prior to its merger with the Company on July 20, 2015.

Corporate Governance

Oversight of Risk Management

Our risk management program is overseen by our Board and its committees, with support from our management and external consultants.

Oversight of Risk Management
•    The Board oversees risk management.
•    Board committees, which meet regularly and report back to the Board, play significant roles in carrying out the risk oversight function.
•    Our management is charged with managing risk through robust internal processes and controls.
•    External consultants provide independent perspectives on our risk management program and assist in the implementation of enhancements.

Our Board

•	Includes enterprise risk management as an agenda item for regular Board meetings, with our Chairman consulting with our Lead Independent Director to define the topic and scope of each discussion; and

•
maintains other processes in support of our risk management effort, such as those by which our Board reviews and approves our capital budget and certain capital projects, hedging policy, new country entry, significant acquisitions and divestitures, equity and debt offerings and the delegation of authority to our management.

Our Management

•	Maintains committees responsible for enterprise risk management, compliance and ethics, and disclosures;

•	includes a dedicated Chief Compliance Officer; and

•	regularly reports to our Board or its committees on our risk management practices.

Our Independent External Consultants

•	Audit our financial statements and oil and gas reserves;

•	help evaluate the adequacy of our risk management program;

•	assist in the implementation of program enhancements; and

•	help prepare the risk disclosures in our public filings.

Succession Planning

A key responsibility of our CEO and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long-term. Each year a review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process forms the basis upon which we make ongoing leadership assignments.

We have seen the benefits of our succession planning in the transition of the Company’s leadership from our former Chairman and CEO, Charles D. Davidson, to Mr. Stover. Our efforts included: identifying and developing Mr. Stover as the lead candidate for the position; increasing his exposure to our Board; providing a period of overlap during which Mr. Davidson remained as Chairman following Mr. Stover’s October 21, 2014 appointment as CEO until Mr. Davidson’s April 28, 2015 retirement; and making adjustments to the executive team to ensure continuity across the roles and responsibilities previously held by Mr. Stover.  We are pleased with this seamless transition in the Company’s leadership.

Codes of Conduct

We have adopted a Code of Conduct that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof. We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee.

Corporate Governance

Stockholder Engagement

In 2015 we formalized a stockholder engagement program that provides for management's annual engagement with some of our key stockholders to obtain feedback on our corporate governance practices. Feedback is communicated to our Board.

Director Independence and Related Person Transactions

Director Independence

Our Governance Committee annually reviews the independence of all of our non-management directors and reports its findings to our Board. To assist in this review, our Board has adopted standards for director independence consistent with those of the NYSE and SEC. These independence standards are set forth in our Corporate Governance Guidelines, which are available on our website under the heading “About Us – Corporate Governance.”

In making independence determinations, our Board considers relevant facts and circumstances, including transactions, relationships and arrangements between each director or any member of the director's immediate family and the Company, our subsidiaries and affiliates. Transactions considered by the Board included:
Company royalty program payments to Mr. Cawley of $16,217 and Mr. Cox of $704,075;

•	payments under competitively bid arrangements of $485,326 to Legacy Management Solutions, a portfolio company of White Deer Energy ("White Deer"), of which Mr. Edelman is a managing partner; and

•	payments of approximately $17.9 million to Oil States International, Inc., of which Mr. Van Kleef is a director.
After reviewing these transactions, relationships and arrangements, on February 8, 2016 our Board determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox, Craddock, Edelman, Grubman, Hedrick, Urban or Van Kleef or Ms. Williamson to exercise independent judgment and that each is independent for Board membership purposes. Our Board has also determined that all members of our audit, compensation and governance committees are independent under the applicable NYSE independence standards and SEC rules.

Related Person Transactions

We review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction.

As required under SEC rules, transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in our annual Proxy Statement. In addition, our Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	The nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to our Company;

•	whether the transaction would impair the judgment or ability of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.
Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, but that director may

Corporate Governance

be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Since January 1, 2015, the Company has made cash payments in the aggregate amount of $466,762 to Flogistix LP for the leasing of wellhead gas compressor units. White Deer, a private equity firm that invests in the oil and gas industry, controls funds that own a majority interest in Flogistix. Mr. Edelman is a managing partner of White Deer with an estimated pecuniary interest in Flogistix of approximately 6% (which would represent an interest in these transactions of $28,006). Based upon the review and recommendations of our Governance Committee and our Board, we believe this series of transactions was in our best interest and on terms no less favorable to us than we could have achieved with an unaffiliated party.

During fiscal year 2015, there were no other transactions in excess of $120,000 between our Company and a related person in which the related person had a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2015.

Corporate Governance

Ownership of Equity Securities of the Company

Directors and Named Executive Officers

The following table sets forth, as of February 26, 2016, the shares of common stock beneficially owned by each director, each Named Executive Officer listed in the Summary Compensation Table included in this Proxy Statement, and all directors and executive officers† as a group.

	Common Stock Beneficially Owned(1)
Name	Number of Shares (2)		Shares Underlying Stock Options (3)	Total	Percent of Class
Director
Jeffrey L. Berenson	72,269		53,757	126,026	*
Michael A. Cawley	45,853		53,757	99,610	*
Edward F. Cox	63,396	(4)	53,757	117,153	*
James E. Craddock	125,567		28,543	154,110	*
Thomas J. Edelman	3,868,978	(5)	53,757	3,922,735	*
Eric P. Grubman	33,046		51,371	84,417	*
Kirby L. Hedrick	129,122		53,757	182,879	*
David L. Stover	554,850		918,871	1,473,721	*
Scott D. Urban	30,178		66,157	96,335	*
William T. Van Kleef	97,296		53,757	151,053	*
Molly K. Williamson	10,946		14,795	25,741	*
Named Executive Officer (excluding any director named above)
Kenneth M. Fisher	172,918		331,384	504,302	*
Susan M. Cunningham	176,238		497,324	673,562	*
Gary W. Willingham	106,950	(6)	165,372	272,322	*
Arnold J. Johnson	140,914	(7)	271,470	412,384	*
All directors and executive officers as a group (22 persons)	6,036,508	(8)	3,364,960	9,401,468	2.17%

† Includes all executive officers as defined under Section 16 of the Exchange Act.

*	Represents less than one percent of outstanding shares of common stock.

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)
Includes restricted stock awards not currently vested, as follows: 3,159 shares held by each of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban, Van Kleef and Ms. Williamson; Mr. Craddock — 6,540 shares; Mr. Stover — 311,773 shares; Mr. Fisher — 75,219 shares; Ms. Cunningham — 60,210 shares; Mr. Willingham — 60,003 shares; Mr. Johnson — 46,804 shares; and other executive officers — 192,805 shares.

(3)	Consists of shares not outstanding but subject to options that are currently exercisable or that will become exercisable on or before April 26, 2016.

(4)	Includes 28,334 shares held by spouse.

(5)	Includes 836,000 shares held under deferred compensation plans.

(6)	Includes 11 shares indirectly held in a qualified 401(k) plan.

(7)	Includes 5,655 shares indirectly held in a qualified 401(k) plan.

(8)	Includes 19,718 shares indirectly held in a qualified 401(k) plan.

Corporate Governance

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 26, 2016, information about the number of shares held by persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	40,119,439	(1)	9.3%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	39,567,705	(2)	9.1%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	26,956,761	(3)	6.2%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	26,395,102	(4)	6.1%
FMR LLC 245 Summer Street Boston, MA 02210	23,969,843	(5)	5.5%

(1)
Based upon its Schedule 13G/A filed with the SEC on February 12, 2016 with respect to its beneficial ownership of our common stock, Capital World Investors has sole voting power and sole dispositive power with respect to 40,119,439 shares.

(2)
Based upon its Schedule 13G filed with the SEC on February 16, 2016 with respect to its beneficial ownership of our common stock, Capital Research Global Investors has sole voting and sole dispositive power with respect to 39,567,705 shares.

(3)
Based upon its Schedule 13G/A filed with the SEC on February 10, 2016 with respect to its beneficial ownership of our common stock, Blackrock, Inc. has sole voting power with respect to 23,109,099 shares, shared voting power with respect to 11,950 shares, sole dispositive power with respect to 26,945,171 shares and shared dispositive power with respect to 11,590 shares.

(4)
Based on its Schedule 13G/A filed with the SEC on February 11, 2016 with respect to its beneficial ownership of our common stock, The Vanguard Group has sole voting power with respect to 779,056 shares, shared voting power with respect to 42,592 shares, sole dispositive power with respect to 25,562,883 shares, and shared dispositive power with respect to 832,219 shares.

(5)
Based upon its Schedule 13G/A filed with the SEC on February 12, 2016 with respect to its beneficial ownership of our common stock, FMR LLC has sole voting power with respect to 1,540,458 shares and sole dispositive power with respect to 23,969,843 shares.

Stockholder Proposals and Other Matters

We have been notified by certain stockholders that they intend to present two proposals as set forth in this Proxy Statement at our 2016 Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the name, address and number of shares of our common stock held by the proponents of those proposals promptly upon receipt of a written or oral request. Requests should be submitted to the Company Secretary.

Stockholder proposals intended to be brought before our 2017 Annual Meeting of Stockholders as an agenda item in accordance with our By-Laws or to be included in our Proxy Statement relating to that meeting pursuant to Rule 14a-8 of the Exchange Act, which is currently scheduled to be held on April 25, 2017, must be received by us at our office in Houston, Texas, addressed to our Company Secretary, no later than November 11, 2016.

Election of Directors (Proposal 1)

Election of Directors (Proposal 1)

Our Board consists of 11 directors, ten of whom are independent. The 11 nominees are presented below. The business experience of each nominee as well as the qualifications that led our Board to select them for election to the Board is discussed below. All directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified.

Election Process

Our By-Laws provide that the number of directors shall be determined by the Board, which has set the number at 11 as of the date of our annual meeting on April 26, 2016; and that in an election where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director.

Our Board will nominate candidates for election or re-election who agree to tender, promptly following the annual meeting, irrevocable resignations that will be effective upon (a) the failure to receive the required vote at the next annual meeting and (b) acceptance by the Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Governance Committee will act to determine whether to accept the director’s resignation and will submit its recommendation for consideration by our Board. The Board will promptly act on the resignation, taking into account the recommendation of the Governance Committee, and publicly disclose its decision and rationale.

Director Nominations

Our Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to our Board a slate of nominees for election at each Annual Meeting of Stockholders. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm.

Stockholders who wish the Governance Committee to consider their recommendations for nominees for the position of director should submit a recommendation in writing to the Governance Committee, in care of the Company Secretary, between 120 and 150 days before the anniversary date of the mailing of the previous year's proxy materials. Stockholder nominees for directors to be submitted for inclusion in our 2017 Proxy Statement must be received by us by November 11, 2016. Our Corporate Governance Guidelines specify the processes for evaluating nominees for director and the requirements for a stockholder recommendation for a director nominee.

In addition, our By-Laws permit certain qualifying stockholders to include director nominees in our Proxy Statement. This proxy access mechanism allows a stockholder or group of up to 20 stockholders owning at least 5% of the Company’s outstanding common stock continuously for at least three years to submit their own candidate for election to our Board. These nominees may not constitute more than 20% of our Board at any time. Proxy access nominations must be delivered to the Company between 120 and 150 days before the anniversary date of the mailing of the previous year’s proxy materials and satisfy certain other criteria specified in our By-Laws. For inclusion in our 2017 Proxy Statement, proxy access nominations must be received by us no later than November 11, 2016.

Director Qualifications

Our Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

Election of Directors (Proposal 1)

Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public or private companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, our affairs and business, including, when applicable, to enhance the ability of the committees of our Board to fulfill their duties and to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as ours and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and our Company. It will also seek to have our Board represent a diversity of background, experience, gender and race. Our Governance Committee annually reviews its long-term plan for Board composition, giving consideration to the foregoing factors.

2016 Nominees for Director

Upon recommendation of the Governance Committee, our Board has nominated Jeffrey L. Berenson, Michael A. Cawley, Edward F. Cox, James E. Craddock, Thomas J. Edelman, Eric P. Grubman, Kirby L. Hedrick, David L. Stover, Scott D. Urban, William T. Van Kleef and Molly K. Williamson for election as director.

Each of the director nominees currently serves on our Board and was elected by the stockholders at our 2015 Annual Meeting of Stockholders, with the exception of Mr. Craddock, who was appointed on July 20, 2015 following the merger with Rosetta. If elected, each nominee will hold office until the 2017 Annual Meeting of Stockholders and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should be unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors.

Our Board believes that the combination of the various qualifications, skills and experiences of the 2016 director nominees would contribute to an effective and well-functioning board. Our Board and the Governance Committee believe that, individually and as a whole, these director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our Company’s management.

Qualifications of 2016 Nominees for Director

In furtherance of the Director Qualifications discussed above, the following biographies highlight some categories of qualifications, attributes, skills and experience of each director nominee that led our Board to conclude that the director is qualified to serve.

Our Board recommends a vote FOR the election of each of the director nominees.

Director Nominee Biographies

Jeffrey L. Berenson
Director since 2005 Age 65

Mr. Berenson is Chairman and Chief Executive Officer of Berenson & Company, a private investment banking firm in New York City that he co-founded in 1990. From 1978 until co-founding Berenson & Company, he was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. Mr. Berenson previously served on the boards of directors of Epoch Holding Corporation and Patina Oil and Gas (“Patina”) and joined our Board upon completion of our merger with Patina in May 2005.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has spent more than 36 years in the investment banking business, and has a thorough understanding of the economic environment in which we operate.

•	Relevant Chief Executive Officer/President Experience — serves as Chairman and CEO of the private investment banking firm that he co-founded in 1990.

•
Extensive Knowledge of Our Industry and Business — has historical knowledge of our DJ Basin (Colorado) assets through his service as a director of Patina and since that time has had broad exposure to our business through over ten years of service on our Board.

Michael A. Cawley
Director since 1995 Age 68

Mr. Cawley has served as President and Manager of The Cawley Consulting Group, LLC since January 2012. He previously served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (“Foundation”) from February 1992 until his retirement in January 2012, after serving as Executive Vice President of the Foundation since January 1991. Prior to 1991, Mr. Cawley was the President of Thompson and Cawley, a professional corporation, attorneys at law. Mr. Cawley also served as a trustee of the Foundation from 1988 until his retirement and is a director of Noble Corporation. He has served on our Board since 1995 and has been our Lead Independent Director since 2001.

Qualifications, Attributes, Skills and Experience:

•
Relevant Chief Executive Officer/President Experience — served as President and CEO of the Foundation for nearly 20 years and as President of Thompson and Cawley, a professional corporation, attorneys at law.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, our business through over 20 years of service on our Board.

•	Strong Governance Experience — worked as an attorney, and law firm partner, and for over 15 years has served as our Lead Independent Director and chair of our Governance Committee.

Director Nominee Biographies

Edward F. Cox
Director since 1984 Age 69

Mr. Cox is a retired partner in the law firm of Patterson Belknap Webb & Tyler LLP, New York, New York, having served as chair of the firm’s corporate department and as a member of its management committee. He currently serves as chair of the New York Republican State Committee (“NYRSC”). For more than five years he has been chair of the New York League of Conservation Voters Education Fund and, for more than five years prior to his election as NYRSC chair in 2009, was chair of the finance, community college and charter school committees of the trustees of The State University of New York and of The State University Construction Fund, and was a member of New York’s Merit Selection Constitutional Commission on Judicial Nomination. During the two years leading up to his 2009 election as NYRSC chair, Mr. Cox served as the New York State Chair of Senator John McCain’s presidential campaign. He has served Presidents Nixon, Reagan and H. W. Bush in the international arena, has been a member of the Council on Foreign Relations since 1993 and serves on the boards of directors of the Foreign Policy Association and the American Ditchley Foundation. He has served on our Board since 1984.

Qualifications, Attributes, Skills and Experience:

•	Broad International Exposure — has served three U.S. presidents in the international arena.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, our business through over 31 years of service on our Board.

•	Governmental or Geopolitical Expertise — serves as chair of the NYRSC and has served in a presidential campaign leadership role.

•	Strong Governance Experience — worked as an attorney in private practice, chairing his firm’s corporate department.

James E. Craddock
Director since 2015 Age 57

Mr. Craddock served as the Chairman and Chief Executive Officer of Rosetta Resources Inc. (“Rosetta”) from February 2013 through July 2015, when Rosetta merged with Noble Energy, Inc. He joined Rosetta in April 2008 as Vice President, Drilling and Production Operations, and was named a Senior Vice President in January 2011. From April 2006 to March 2008, Mr. Craddock was Chief Operating Officer for BPI Energy, Inc. (“BPI”), an exploration and production start-up company focused on coal bed methane development. On February 3, 2009, BPI filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Craddock began his industry career with Superior Oil Company in 1981 and then held a broad range of technical, operational and strategic roles with Burlington Resources Inc. (“Burlington”) and its predecessor companies for more than 20 years. At Burlington, he held a series of positions of increasing responsibility, most recently as Chief Engineer. Mr. Craddock received a Bachelor of Science degree in Mechanical Engineering from Texas A&M University. He joined our Board upon completion of our merger with Rosetta in July 2015.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has extensive experience in the financial aspects of our business through his leadership roles with several oil and gas companies.

•	Relevant Chief Executive Officer/President Experience — has served as President and CEO of Rosetta from 2013 through its merger with the Company in 2015.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of our Permian Basin and Eagle Ford Shale assets through his service as CEO of Rosetta.

Director Nominee Biographies

Thomas J. Edelman
Director since 2005 Age 65

Mr. Edelman is a managing partner of White Deer Energy, an energy private equity fund. He founded Patina and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with the Company in 2005. Mr. Edelman co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and CEO and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981 he was with the First Boston Corporation and from 1975 through 1980 with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman serves on the board of directors of Berenson & Company, and previously served on the boards of Emerald Oil, Inc., PostRock Energy Corporation and BioFuel Energy Corporation. He currently chairs the Investment Committee and serves as a trustee of The Hotchkiss School, is a trustee of the Wildlife Conservation Society and Chairman Emeritus of Lenox Hill Neighborhood House. He joined our Board upon completion of our merger with Patina in May 2005.

Qualifications, Attributes, Skills and Experience:

•
High Level of Financial Literacy — has extensive experience with investment banking and private equity funds, as well as financial aspects of our business through leadership of large independent oil and gas companies.

•
Relevant Chief Executive Officer/President Experience — has served as President and CEO of several independent oil and gas companies and devoted a substantial portion of his career to the oil and gas industry.

•
Extensive Knowledge of Our Industry and Business — has historical knowledge of our DJ Basin assets through his service as founder, Chairman and CEO of Patina and since that time has had broad exposure to our business through over ten years of service on our Board.

Eric P. Grubman
Director since 2009 Age 58

Mr. Grubman has served as Executive Vice President of the National Football League since 2004. He was responsible for Finance and Strategic Transactions from 2004 to 2006 and served as the League’s President of Business Ventures from 2006 to 2015. Mr. Grubman served as Co-President of Constellation Energy Group, Inc. from 2000 to 2001, was partner and co-head of the Energy Group at Goldman Sachs from 1996 to 2000, and worked in its merger department from 1987 to 2000. He served as an officer in the U.S. Navy from 1980 to 1985. Mr. Grubman serves on the board of directors of the U.S. Naval Academy Foundation. He joined our Board in January 2009.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has overseen finance and strategic transactions for the National Football League and previously served as co-head of the Energy Group at Goldman Sachs.

•	Relevant Chief Executive Officer/President Experience — serves as Executive Vice President of the National Football League and previously served as Co-President of Constellation Energy Group, Inc.

•
Extensive Knowledge of Our Industry and Business — has worked with the oil and gas industry while with Constellation Energy Group and as partner and co-head of the Energy Group at Goldman Sachs, has had broad exposure to our business through over seven years of service on our Board.

Director Nominee Biographies

Kirby L. Hedrick
Director since 2002 Age 63

Mr. Hedrick served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997 until his retirement in 2000. In that role, he was responsible for exploration and production and midstream gas gathering, processing and marketing, including activities in 22 countries. He had a varied 25-year career with Phillips, including serving as petroleum engineer from 1975 to 1984 on various onshore and offshore projects in the U.S., the North Sea, Indonesia and the west coast of Africa; Manager of Offshore Operations from 1985 to 1987, responsible for all greater Ekofisk offshore operations for Phillips Pet. Co. Norway; Manager, Corporate Planning from 1987 to 1989; Managing Director from 1990 to 1992, Phillips Pet. Co. UK with upstream and downstream responsibilities, including gas marketing; President and Chief Executive Officer at GPM Gas Co. from 1993 to 1994, responsible for Phillips’ gas gathering, processing and marketing in Texas, Oklahoma and New Mexico; and Senior Vice President, Refining, Marketing and Transportation from 1995 to 1997. He joined our Board in August 2002.

Qualifications, Attributes, Skills and Experience:

•	Relevant Chief Executive Officer/President Experience — has served as Executive Vice President of a major international oil and gas company.

•	Broad International Exposure — has led various onshore and offshore projects in the North Sea, Indonesia, the west coast of Africa, Norway and the UK.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to our business through over 13 years of service on our Board.

David L. Stover
Director since 2014 Age 58

Mr. Stover has served as President and Chief Executive Officer of Noble Energy, Inc. since October 2014, and Chairman of the Board since April 2015, previously as President and Chief Operating Officer since April 2009, and Executive Vice President and Chief Operating Officer since August 2006. He joined the Company in 2002 and has served in various other senior leadership capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with BP America, Inc., Vastar Resources, Inc. (“Vastar”), and ARCO. He joined our Board in April 2014.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has extensive exposure to the financial aspects of our business through his leadership roles in several oil and gas companies.

•	Broad International Exposure — has led our exploration and production efforts in the Eastern Mediterranean and West Africa, as well as other international locations.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and overseen our operations since 2006.

•	Active in Community — serves in leadership roles in industry and community organizations in our Houston headquarters area.

Director Nominee Biographies

Scott D. Urban
Director since 2007 Age 62

Mr. Urban served in executive management positions at Amoco and its successor, BP, from 1977 to 2005. At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. He held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban is a partner in Edgewater Energy LLC, an investment consulting firm, and a member of the board of directors of Pioneer Energy Services Corporation. He joined our Board in October 2007.

Qualifications, Attributes, Skills and Experience:

•	Relevant Chief Executive Officer/President Experience — has served as Group Vice President of a major international oil and gas company.

•	Broad International Exposure — has led various onshore and offshore projects in Egypt, Middle East and North Sea, with an emphasis on exploration.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to our business through over eight years of service on our Board.

William T. Van Kleef
Director since 2005 Age 64

Mr. Van Kleef served in executive management positions at Tesoro Corporation (“Tesoro”) from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro he held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef is also a member of the board of directors of Oil States International, Inc. He joined our Board in November 2005.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — is a Certified Public Accountant, serving in various financial and accounting positions throughout his career.

•	Relevant Chief Executive Officer/President Experience — has served as Executive Vice President and COO of a large refining and marketing company.

•	Extensive Knowledge of Our Industry and Business — has had broad exposure to our business through over ten years of service on our Board.

Director Nominee Biographies

Molly K. Williamson
Director since 2013 Age 70

Ms. Williamson has served in a unique combination of senior executive policy positions in four cabinet departments of the U.S. government. Her postings included senior foreign policy advisor to the U.S. Secretary of Energy; Deputy Assistant Secretary in the Departments of State, Defense, and Commerce; U.S. interim ambassador to Bahrain; and Chief of Mission and Consul General in Jerusalem during the Madrid peace process which culminated in the Oslo Accords. Ms. Williamson is a scholar with the Middle East Institute, a consultant, frequent lecturer at Johns Hopkins University and a past member of the board of directors of the American Foreign Service Association, currently serving on the boards of directors of the American Academy of Diplomacy and International Executive Service Corps. She is a former Foreign Service Officer, having served six U.S. presidents, achieving the rank of Career Minister. She joined our Board in March 2013.

Qualifications, Attributes, Skills and Experience:

•	Broad International Exposure — has extensive experience in foreign policy and international affairs, having served six U.S. presidents.

•	Governmental or Geopolitical Expertise — has a résumé of broad government service, with expertise in the geopolitics of the Middle East.

2015 Director Compensation

2015 Director Compensation

Our director compensation program consists of two principal elements: (1) annual retainer and committee fees and (2) equity, including stock options and restricted stock. Our Governance Committee reviews our director compensation program annually, based on information provided by our independent compensation consultant.

Annual Retainer and Committee Fees

Non-employee directors received the following cash fees for 2015, paid pro rata on a monthly basis:

•	An annual retainer of $75,000;

•	$2,000 for each Board or committee meeting attended;

•	$7,500 as an annual fee for the chairs of the Governance Committee and EH&S Committee;

•	$15,000 as an annual fee for the chairs of the Audit Committee and Compensation Committee; and

•	$20,000 as an annual fee for the Lead Independent Director.
Non-employee directors are also entitled to participate in our Non-Employee Director Fee Deferral Plan by which all or a portion of their director fees may be deferred for future payment. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their service on our Board.

Equity

The 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (“2005 Plan”) provides for grants of stock options and awards of restricted stock to our non-employee directors. The 2005 Plan expired under its own terms on March 31, 2015. On January 27, 2015 our Board adopted a substantially similar 2015 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (“2015 Plan”) (together, the 2005 Plan and the 2015 Plan, the “Director Plans”) as a replacement, which was approved by our stockholders on April 28, 2015.

Stock options are issued with an exercise price equal to the fair market value, as defined in the Director Plans, of our common stock on the date of grant and may be exercised beginning one year after the date of grant. They expire 10 years from the date of grant. Restricted stock is restricted for a period of one year from the date of award. The vesting of stock options and restricted stock under the Director Plans is not contingent upon the satisfaction of any performance criteria and will accelerate in the event of a change of control as defined under the respective 2005 and 2015 plans or, in some cases, only upon a termination of Board membership following a change of control.

Newly elected non-employee directors receive, on the date of initial election to our Board, an award with a total value of $250,000 to be allocated one-half to stock options and one-half to restricted stock.

On December 5, 2011, our Board agreed to set annual equity awards for non-employee directors at a total value of $200,000, with one-half of that value allocated to stock options and one-half to restricted stock. On January 27, 2015, it reduced the total value of the 2015 award to $150,000, in recognition of the adverse business environment. Accordingly, our Board approved an award to each non-employee director of 5,350 stock options and 1,571 shares of restricted stock, effective January 30, 2015 (as February 1, 2015 fell on a Sunday). It considered the Company's 2015 positive results in the same environment in making 2016 awards based on the $200,000 total value, resulting in 9,900 stock options and 3,159 shares of restricted stock, effective February 1, 2016.

2015 Director Compensation

Director Compensation Summary
The table below sets forth certain information concerning the compensation earned in 2015 by our non-employee directors including that of Mr. Craddock, who joined the Board in July 2015 when Rosetta merged with the Company.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Jeffrey L. Berenson	131,000	75,000	75,007	—	—	—	281,007
Michael A. Cawley	152,500	75,000	75,007	—	—	—	302,507
Edward F. Cox	144,500	75,000	75,007	—	—	—	294,507
James E. Craddock	51,669	124,997	124,996	—	—	—	301,662
Thomas J. Edelman	135,000	75,000	75,007	—	—	—	285,007
Eric P. Grubman	125,000	75,000	75,007	—	—	—	275,007
Kirby L. Hedrick	150,000	75,000	75,007	—	—	—	300,007
Scott D. Urban	133,000	75,000	75,007	—	—	—	283,007
William T. Van Kleef	140,000	75,000	75,007	—	—	—	290,007
Molly K. Williamson	135,000	75,000	75,007	—	574	—	285,581

(1)
Reflects annual retainer and meeting fees paid or earned by our non-employee directors in 2015. Each non-employee director earned the following: an annual retainer of $75,000 and $2,000 for each Board or committee meeting attended. Mr. Cawley received an additional $20,000 for serving as our Lead Independent Director. Messrs. Van Kleef and Hedrick each received an additional $15,000 for serving as Chair of our Audit Committee and our Compensation Committee, respectively. Messrs. Cox and Cawley each received an additional $7,500 for serving as Chair of our EH&S Committee and our Governance Committee, respectively. During 2015 Ms. Williamson deferred 90% ($121,500) of her retainer and meeting fees under the Non-Employee Director Fee Deferral Plan.

(2)
Reflects the aggregate 2015 grant date fair value for restricted stock awarded to our non-employee directors computed in accordance with FASB ASC Topic 718. Restricted stock awarded will vest on the one-year anniversary of the award date. The vesting of the restricted shares will accelerate in the event of a change of control. Each non-employee director received an award under the 2005 Plan of 1,571 shares of restricted stock on January 30, 2015, except Mr. Craddock, who received an award under the 2015 Plan of 3,381 shares of restricted stock on July 20, 2015 as a newly elected non-employee director. All 2015 non-employee director grants were unvested as of December 31, 2015.

(3)
Reflects the aggregate grant date fair value for non-qualified stock options granted to our non-employee directors computed in accordance with FASB ASC Topic 718. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Our Director Plans define “fair market value” as the closing price of our common stock on the NYSE on the date of grant. Options granted to our non-employee directors in 2015 will vest on the one-year anniversary of the grant date. The vesting of the options will accelerate in the event of a change of control. Vesting of these options is not contingent upon the satisfaction of any performance criteria, although none of the options may be exercised until the first anniversary (absent a change of control) or after the tenth anniversary of the date of grant. Each non-employee director received 5,350 non-qualified stock options under the 2005 Plan on January 30, 2015, except Mr. Craddock, who received 11,950 non-qualified stock options under the 2015 Plan on July 20, 2015 as a newly elected non-employee director. All 2015 non-employee director grants were unvested as of December 31, 2015.

The following directors have unexercised option grants outstanding as of December 31, 2015: Mr. Berenson — 53,757 shares; Mr. Cawley — 61,123 shares; Mr. Cox — 53,757 shares; Mr. Craddock — 40,493 shares; Mr. Edelman — 61,123 shares; Mr. Grubman — 51,371 shares; Mr. Hedrick — 53,757 shares; Mr. Urban — 66,157 shares; Mr. Van Kleef — 61,123 shares; and Ms. Williamson — 14,795 shares.

(4)
Reflects above-market earnings under the Director Fee Deferral plan. Above-market earnings are based on the difference between the monthly plan crediting rate of 4.25% and 120% of the monthly long-term applicable federal rate during 2015 (ranging from 2.61% to 3.24%).

Ratification of Appointment of Independent Auditor (Proposal 2)

Ratification of Appointment of Independent Auditor (Proposal 2)
The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed KPMG LLP as our independent external auditor for 2015. KPMG has been retained as our external auditor continuously since May 2002.

The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

In conjunction with the mandated rotation of the Audit firm's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG's new lead engagement partner. The members of the Audit Committee and our Board believe that the continued retention of KPMG to serve as our independent external auditor is in our best interest and the best interest of our stockholders.

Although action by our stockholders on this matter is not required, our Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting. One or more representatives of KPMG LLP are expected to be present at our annual meeting and will be able to make a statement if they so desire and respond to appropriate questions.

Our Board recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent auditor.

Matters Relating to the Independent Auditor

Accounting Fees and Services for Fiscal Years 2015 and 2014

	2015	%	2014	%
Audit Fees(1)	$3,181,000	79.4	$3,350,207	99.1
Audit — Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees(2)	827,300	20.6	29,155	0.9
Total Fees	$4,008,300	100.0	$3,379,362	100.0

(1)
Services rendered in 2015 and 2014 include auditing our financial statements included in the Company’s annual report filed on Form 10-K and our internal controls over financial reporting and quarterly reviews of our interim financial statements filed on Form 10-Q. This category also includes fees for comfort letters, consents, foreign statutory audits and similar items.

(2)	Fees for the audit and interim reviews of financial statements included in the Form S-1 of Noble Midstream Partners LP filed with the SEC in 2015.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee approves all audit and non-audit services to be provided by our Independent Auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $50,000 rendered by our Independent Auditor. Any pre-approval of services by the Audit Committee Chair shall be reported to the Audit Committee at its next scheduled meeting.

All audit-related services, tax services and other services for 2015 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

Report of the Audit Committee
To the Stockholders of
Noble Energy, Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Auditor’s qualifications and independence, and the performance of the Company’s internal audit function and Independent Auditors and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee’s function is more fully described in its charter, which was adopted by the Audit Committee and the Board of Directors on March 4, 2004 and most recently amended on January 26, 2016 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on our website and is also available in print to any stockholder who requests it. The Audit Committee held five meetings during 2015, including regular meetings and a special meeting addressing the Form 10-K filing, earnings release and related matters.

Throughout 2015 and continuing to-date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors also determined that Mr. Van Kleef is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Review and Discussion

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s Independent Auditor, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board, including Auditing Standard No. 16 (Communication with Audit Committees). Additionally, KPMG LLP has provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee discussed the auditors’ independence with management and the auditors.

The Audit Committee also has considered whether KPMG LLP’s rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of the non-audit services by KPMG LLP has not impaired its independence.

Based on the Audit Committee’s discussions with management and the Independent Auditor, and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

February 8, 2016

Audit Committee William T. Van Kleef, Chair Michael A. Cawley Eric P. Grubman Scott D. Urban

Advisory Vote to Approve Executive Compensation (Proposal 3)

Advisory Vote to Approve Executive Compensation (Proposal 3)

As we do each year, and as required by Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.
Our executive compensation program is designed to attract and retain high quality individuals and to link their compensation to performance. We describe this program, including how it links executive compensation to Company performance, in the Compensation Discussion and Analysis portion of this Proxy Statement. We believe that our program continues to be appropriately designed to link compensation to performance.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on our Company, Board or Compensation Committee. To the extent there is any significant vote against our Named

Executive Officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any action is necessary to address the concerns of stockholders.
Accordingly, we ask our stockholders to vote on the following resolution at our annual meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.
Our Board recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Consideration of Proposal Regarding Proxy Access (Proposal 4)

Consideration of Proposal Regarding Proxy Access (Proposal 4)

We have been notified by a representative of certain stockholders that it intends to submit the proposal set forth below at the annual meeting for action by our stockholders. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the name, address and number of shares of our common stock held by each of the stockholder proponents of the proposal promptly upon receipt of a written or oral request submitted to the Company Secretary. The proposal has been considered by our Board, which has concluded that its adoption would not be in our best interest or the best interest of our stockholders. For the reasons stated after the proposal, our Board recommends a vote “Against” this stockholder proposal.

This proposal and supporting statement are presented as received from the stockholder proponents in accordance with the rules of the SEC. The Board and the Company disclaim any responsibility for its content.

RESOLVED: The below referenced subsections of Article Ill, Section 2 of the Corporation’s Bylaws are hereby amended as follows:

(a)	Delete “not more than twenty.”

(c)	Replace “20%” with “25%.”

(e)	Replace “5%” with “3%.”

(j)	Replace “25%” with “10%.”

Supporting Statement

The proxy access bylaw recently enacted by the Noble Energy Board of Directors is effectively unusable by all but the Company’s largest shareholders. Among other onerous provisions, it requires 5% share ownership by the nominating shareholder(s), limits the number of shareholders (to 20) that can aggregate shares to satisfy the ownership requirement, and permits nomination of only 20% of the Board. (See Noble Energy’s bylaws at: http://www.sec.gov/Archives/edgar/data/72207/
000007220715000055/neibylaws.htm.)

In contrast, the SEC, following extensive analysis when enacting its since-vacated proxy access Rule, concluded that (a) a 5% ownership threshold “may not be consistently and realistically viable, even by shareholder groups,” and so set a 3% threshold and

(b) rejected a limit on the size of the shareholder group.

The SEC Rule also allowed nomination of 25% of the Board because a lower threshold “may result in only one shareholder-nominated director.” This may be the case at Noble Energy given that its Board, which currently consists of 11 directors, may range in size from three to 15 directors according to the Company’s bylaws.

The proposed amendments lower from 5% to 3% the ownership requirement, eliminates the limit of 20 on shareholders aggregating shares and increases the maximum slate size from 20% to 25% of the Board.

We believe viable proxy access will enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/
10.2469/ccb.v2014.n9.1)

The proposed amendments will generally align the Company’s bylaw terms with those in:

1.	a 2015 shareholder proposal that received 42.4% of votes cast at the Company;

2.	the SEC Rule on which the 2015 shareholder proposal was based (https://www.sec.gov/rules/final/2010/33-9136.
pdf); and

3.	the Council of Institutional Investors’ “Proxy Access: Best Practices” (http://www.cii.org/files/publications/misc/08_05_15_Best%20Practices%20-%20Proxy%20Access.pdf).

Through December 2015, more than 100 companies have enacted proxy access bylaws with a 3% ownership threshold, compared to approximately 12 companies with a 5% ownership threshold.

We urge shareholders to vote FOR this proposal.

Consideration of Proposal Regarding Proxy Access (Proposal 4)

Our Board recommends that stockholders vote AGAINST the approval of this proposal for the following reasons:

Our Board believes that adoption of the form of proxy access sought by the proponent is unnecessary and not in the best interests of the Company or our stockholders. As discussed below, we have already adopted proxy access for our stockholders and provide stockholders a number of other meaningful ways to voice their opinions and ensure Board accountability.
Our stockholders considered a similar proxy access proposal from the same proponent last year. The proposal provided that one or more stockholders owning at least 3% of the Company’s outstanding stock continuously for three years could nominate and include in the Company’s proxy materials director candidates constituting up to 25% of the Board. Our Board opposed this proposal because some of its features were not appropriate in light of the Company’s circumstances and had the potential to introduce an unnecessary and destabilizing dynamic into our Board election process. The proposal ultimately failed when it received support from only 42% of the shares present and eligible to vote at the meeting. Although presented differently, the proponent has essentially submitted the same proposal this year.
Even though last year’s proposal failed, our Board continued to monitor proxy access developments as a part of its ongoing review of corporate governance matters. We also considered the views of several of our stockholders regarding proxy access. Based upon this review and input received from stockholders, our Board concluded that the best course of action for the Company and our stockholders was to implement proxy access with features that were most appropriate for the Company. On October 20, 2015, our Board amended the Company’s By-Laws to include a proxy access mechanism specifically tailored for the Company and our stockholders. It allows a stockholder, or a group limited in number to 20 (as opposed to no limitation) stockholders, owning 5% (as opposed to 3%) or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director candidates constituting up to 20% (as opposed to 25%) of the Board. Our Board believes this form of proxy access is better structured to (i) minimize disruption of the Company and Board operations; (ii) discourage unnecessary focus on distracting short-term objectives and (iii) minimize the ability of special interest groups to promote a specific agenda rather than the interests of all our stockholders.
Beyond the recent adoption of proxy access, our long-standing corporate governance policies and practices provide our stockholders with meaningful ways to voice opinions and ensure Board accountability. These policies and practices include:

•	Annual, non-staggered director elections;

•	majority vote standard for uncontested director elections;

•	a board comprised of more than 90% independent directors;

•	an empowered Lead Independent Director;

•	no poison pill provision; and

•	stockholder right to call special meetings.
In addition, our stockholders have the right to:

•	Propose director nominees to our Governance Committee;

•	communicate directly with any director, Board committee or the full Board;

•	nominate directors pursuant to our By-Laws and solicit proxies for director nominees under SEC proxy rules; and

•	submit proposals for presentation at our annual meeting and for inclusion in our proxy statement.
Accordingly, after reviewing proxy access developments and considering input received from stockholders, our Board proactively adopted a form of proxy access that it believes is most appropriate for the Company and all of our stockholders. Consequently, the proponent’s proposal is unnecessary and not in the best interests of the Company or our stockholders.

Our Board recommends that our stockholders vote AGAINST this stockholder proposal.

Consideration of Proposal Regarding Climate Change (Proposal 5)

Consideration of Proposal Regarding Climate Change (Proposal 5)

We have been notified by certain stockholders that they intend to submit the proposal set forth below at the annual meeting for action by our stockholders. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the name, address and number of shares of our common stock held by the stockholder proponent of the proposal promptly upon receipt of a written or oral request submitted to the Company Secretary. The proposal has been considered by our Board, which has concluded that its adoption would not be in our best interest or the best interest of our stockholders. For the reasons stated after the proposal, our Board recommends a vote “Against” this stockholder proposal.

The proposal and supporting statement are presented as received from the stockholder proponent in accordance with the rules of the SEC. The Board and the Company disclaim any responsibility for its content.

WHEREAS: Recognizing the risks of climate change, nearly all nations signed the Cancun Agreement proclaiming, "the increase in global temperature should be below 2 degrees Celsius." In light of this goal, the International Energy Agency (lEA) has developed scenarios to help policymakers and market participants understand potential energy demand futures. Oil demand would need to begin to decline starting in 2020 under IEA's 450 scenario (referring to 450 parts per million of CO2 in the atmosphere) consistent with policymakers' 2 degree target. According to HSBC, the equity valuation of oil producers could drop by 40-60 percent under such a low emissions scenario.

Oil demand is already being affected by policies related to air quality, fuel efficiency, and lower-carbon energy. Analysts from Citi, Deutsche Bank and Statoil, among others, predict that global oil demand could peak in the next 10-15 years. Any global action to address climate change will only accelerate these trends.

Industry production costs have risen significantly in recent years, leaving many companies vulnerable to any downturn in demand. Carbon Tracker estimates that projects with economic “breakevens” exceeding $95/barrel are clearly in excess of the requirements for global fossil fuel investment in a 2 degree scenario, and that there is an estimated $1.1 trillion of capex earmarked for high cost projects out to 2025 needing a price of over $95 to generate an economic return, raising the risk of stranded, or unprofitable, resources.

We recognize the importance of the oil and gas sector in providing future energy needs. However, we are concerned that Noble Energy's current business strategy may not be sufficiently sustainable given the changing nature of demand, emerging technologies, and policy interventions aimed at limiting global temperatures.

Investors require additional information on how Noble is preparing for market conditions in which demand growth for oil and gas is reduced due to a combination of factors.

RESOLVED: Shareholders request that Noble Energy prepare a report by September 2016, omitting proprietary information and prepared at reasonable cost, on whether the company's short- and long-term business plans align with the global goal of limiting global warming to below 2 degrees, including an analysis of the impact that such a policy would have upon demand for and pricing of the company's products and options for aligning company goals with such policy, demand, and pricing trends.

Supporting Statement

We recommend the report include:

•	A discussion of how the global goal of limiting warming to no more than 2 degrees is factored into the company's business planning;

•	A scenario analysis that considers a range of low-carbon and low-demand scenarios; including the lEA's 450 Scenario;

•	An assessment of different capital allocation strategies in the face of low-demand scenarios.

•	The Board of Directors' role in overseeing capital allocation and climate risk reduction strategies.

Consideration of Proposal Regarding Climate Change (Proposal 5)

Our Board recommends that stockholders vote AGAINST the approval of this proposal for the following reasons:

Our stockholders considered a nearly identical proposal last year. Our Board opposed the proposal for the reasons described below. The proposal ultimately received support from only 15.4% of the shares present and eligible to vote at the meeting.
We do not believe it would be in our best interest or the best interest of our stockholders to expend significant corporate resources preparing a report that is premised on speculative scenarios. Furthermore, we already report to our stockholders the material risks and opportunities associated with legislation, regulation and international accords responding to climate change, as well as our own efforts to reduce our greenhouse gas emissions.
We are committed to being a responsible steward of the environment. We believe that taking prudent, practical and cost-effective action to reduce greenhouse gas and methane emissions is the right thing to do. We publish an annual sustainability report that sets forth our policies and strategy relating to corporate sustainability, including a discussion of our performance and initiatives in reducing our impact on the environment through the management of greenhouse gas emissions. In our annual reports on Form 10-K and other public filings, we include disclosures regarding both the risks and opportunities that may arise from the global response to climate change. Our most recent annual sustainability report and annual report on Form 10-K are available on our website at www.nobleenergyinc.com. We also annually report climate change risks and opportunities to the Carbon Disclosure Project. As part of this disclosure, for each identified risk, we describe potential financial implications, methods used to manage these risks and the associated costs.
Preparing an additional report on the impact of a presupposed global response to climate change as requested by the proponent would require the allocation of significant corporate resources without providing our stockholders with commensurate value. An analysis of short- and long-term financial and operational risks to our business based on the parameters set forth by the proponent, including the assumption that the global demand for oil would begin to decline starting in 2020, would be speculative and risks confusing and misleading investors about our actual performance and prospects.
Our operations are subject to various federal, state, local, and foreign host country laws and regulations relating to the protection of the environment. Many of these laws and regulations are subject to change as a result of political trends, changes in public policy and other developments. We cannot predict with any meaningful certainty what laws and regulations will be adopted or amended in response to global climate change. Consequently, we are not in a position to assess how they would impact our business plan. In sum, the proposal calls for a report that would be principally based on speculative assumptions about a legislative and regulatory environment that is inherently unpredictable.
For these reasons, our Board does not believe that it would be in our best interest or the best interest of our stockholders to expend the significant corporate resources necessary to prepare the requested report.
Our Board recommends that our stockholders vote AGAINST this stockholder proposal.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program, the decisions our Compensation Committee has made under that program and the factors considered in making those decisions. It focuses on the compensation of our Named Executive Officers for 2015, who were:

Name	Title
David L. Stover	Chairman, President and Chief Executive Officer
Kenneth M. Fisher	Executive Vice President and Chief Financial Officer
Susan M. Cunningham	Executive Vice President, EH&S Regulatory and New Frontiers
Gary W. Willingham	Executive Vice President, Operations
Arnold J. Johnson	Senior Vice President, General Counsel and Secretary

Biographical information for our Named Executive Officers, and other executive officers under the Exchange Act, is included in Appendix B to this Proxy Statement.

2015 Executive Compensation Overview

Our executive compensation program is designed to attract and retain high quality individuals and to link their compensation to performance.

In our last proxy statement we discussed our 2014 results, which were mixed. Those mixed results and the downturn in crude oil prices led our Compensation Committee in early 2015 to fund our short-term incentive plan (“STIP”) at 55% of target and reduce the values of Named Executive Officer equity awards under our long-term incentive plan (“LTIP”) by an average of 25% from target.

2015 was a dramatically different year in our Company performance. Our 2015 Business Highlights (included in the Proxy Statement Summary) note some of our many positive operational and financial results. Our results relative to our STIP targets were outstanding. We exceeded our targets for sales volumes, free cash flow, cash costs/sales volumes and relative total stockholder return by a considerable margin, and saw results near the target set for relative cash costs/revenue. We also met the plan's qualitative objectives for strategic initiatives and EH&S performance.

Unfortunately, total stockholder return for 2015 was negative at -29%; however, we finished the year in the top quartile of our compensation peer group.

Our Compensation Committee considered these and other results related to quantitative and qualitative performance under our STIP in determination of the payout for 2015. In addition, the committee assessed the appropriate level of overall short-term incentive compensation in the current adverse business environment in approving 2015 STIP funding at 125% of target. Equity awards granted under our LTIP in early 2016 were reflective of target values. In addition, the committee adjusted the mix of awards for 2016 to shift a greater proportion to be performance-based.

We recognize that a year of positive operational and financial results does not change the current business environment or ensure future success. However, we believe that our short- and long-term incentive programs motivate and reward executive actions that lead to Company success in any business environment, and are aligned with the best interests of our stockholders.

Compensation Discussion and Analysis

Executive Compensation Practices

Below we highlight certain executive compensation practices, both what we do and what we don’t do, to provide a better understanding of our executive compensation program.

What We Do	What We Don't Do

☑ Pay for Performance, through significant portions of pay at risk, clear performance targets and individual differentiation.
☑ Review Comparative Compensation Data,  prior to making executive compensation decisions.
☑ Mitigate Undue Risk, including having a clawback provision, setting multiple performance measures and targets and maintaining robust Board and management processes to identify risks. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact.
☑ Reasonable Post-Employment/Change of Control Provisions, generally structured to apply to executive officers in the same manner as the broader employee population.
☑ Modest Perquisites, providing only those that have a sound value to our business.
☑ Stock Ownership Guidelines, which all Named Executive Officers meet.
☑ Regular Review of Share Utilization, including overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded each year as a percentage of total outstanding shares).
☑ Independent Compensation Consulting Firm, that provides no other services to our Company.
☑ Vesting of Performance Shares Upon Change of Control, beginning in 2016, based on actual performance, following a change of control.
☑ Double-Trigger Equity Vesting Acceleration, beginning with awards granted in 2016, accelerated vesting of restricted stock, stock options and cash awards will only occur upon termination without cause or for good reason following a change of control.

☒ No Employment Contracts, for our Named Executive Officers.
☒ No Inclusion of the Value of Equity Awards in Pension or Severance Calculations
☒ No Personal Aircraft Use
☒ No Separate Change of Control Agreements for Incoming Executive Officers, although Mr. Johnson and Ms. Cunningham have pre-existing separate Change of Control Agreements.
☒ No Excise Tax Gross-Ups Upon Change of Control
☒ No Repricing Underwater Stock Options
☒ No Liberal Recycling of Shares Under the 1992 Plan or the Director Plans
☒ No Pledging Shares of Company Stock Received as Compensation as Collateral for a Loan, or Hedging such Shares

Compensation Discussion and Analysis

Results of 2015 Advisory Vote to Approve Executive Compensation

At the 2015 Annual Meeting of Stockholders, we held our fifth annual advisory vote on executive compensation. Over 90% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered this to be a favorable outcome and believes that it conveyed our stockholders’ support of its decisions and our executive compensation program. As a result, the committee made no material changes to the structure of the program for 2015. At the 2016 Annual Meeting of Stockholders, we will again hold an annual advisory vote to approve executive compensation and the Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Determining Executive Compensation

Role of Compensation Committee

Our executive compensation program is overseen by our Compensation Committee, with input from our management and independent compensation consultant. In its oversight role the committee is responsible for making compensation decisions involving our CEO and other executive officers and evaluating their performance for compensatory purposes.

Role of Management

Our CEO and our Senior Vice President of Human Resources and Administration provide input to our Compensation Committee with respect to executive compensation, key job responsibilities, performance objectives and compensation trends. We believe these individuals are best qualified to support the committee given their understanding of our business and personnel, compensation program and competitive environment. The committee is not obligated to accept management’s recommendations, and meets in executive session to discuss executive compensation. During 2015, the committee held five executive sessions.

Role of Compensation Consultants

Our Compensation Committee may retain, at our expense, independent consultants to assist it in executive compensation matters. The committee meets with these consultants, within and outside the presence of management, to review findings based on market research and considers those findings in determining and making adjustments to our executive compensation program.

Our Compensation Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive compensation for 2015, after considering Meridian’s independence from our management and members of our Compensation Committee and the following compensation consultant traits:

•	Effective past performance;

•	provides services to our Board and its committees, not our management;

•	familiar with our executive compensation program and the programs of our compensation peer group;

•	offers a comprehensive range of services associated strictly with executive compensation;

•	no conflicts of interest; and

•	maintains policies and procedures that prevent conflicts of interest.
In 2015 the compensation consultant was responsible for reviewing our executive compensation program and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies and other factors. Representatives of the compensation consultant participated in all regular meetings of the committee, including executive sessions without management. The compensation consultant also provided consulting services to our Governance Committee in 2015 with respect to our non-employee director total compensation. A breakdown of fees paid to the compensation consultant for 2015 and 2014 is set out below.

	2015	%	2014	%
Executive Compensation Fees	$176,542	88	$183,208	88
Director Compensation Fees	24,412	12	24,983	12
Total	$200,954	100	$208,191	100

Compensation Discussion and Analysis

Compensation Considerations

Compensation Benchmarking

When making compensation decisions, we also benchmark the compensation of our CEO and other executive officers relative to that paid to similarly situated executives at companies that we consider to be our peers. Our Compensation Committee maintains a compensation peer group of companies, which consists of larger and smaller publicly-traded oil and gas exploration and production companies that have similar operating and financial characteristics to ours. The committee, with the assistance of our CEO and compensation consultant, reviews the composition of the peer group annually to ensure that it remains relevant for comparative purposes.

There are a number of factors considered in determining our compensation peer group, such as base and similarity of operations, relevant business valuation, stock exchange membership, business profile, production and reserves and companies that consider us to be one of their peers. Our Compensation Committee approved the following compensation peer group for 2015, and will continue with the same compensation peer group for 2016, to be considered along with the Company for comparison purposes:

• Anadarko Petroleum Corp. • Apache Corp. • Cabot Oil & Gas Corp. • Chesapeake Energy Corp. • Continental Resources, Inc. • Devon Energy Corp. • EOG Resources, Inc.	• Hess Corp. • Marathon Oil Corp. • Murphy Oil Corp. • Pioneer Natural Resources Co. • Range Resources Corp. • Southwestern Energy Co.

Use of Compensation Data

Over the course of the year our Compensation Committee analyzes the comparative total compensation of our executive officers. To facilitate this analysis, our CEO and our Senior Vice President of Human Resources and Administration work with the independent compensation consultant to provide the committee with data that include base salaries, and short- and long-term incentive opportunities. They also provide separate summary information on post-employment compensation trends, benefits and other relevant factors. This information reflects recent publicly available information and other market data. We believe that it provides the committee with a sufficient basis to analyze the comparative total compensation of our executive officers.

Internal Pay Equity

We believe that our executive compensation program should be internally consistent and equitable. In its review of total compensation, our Compensation Committee considers the relationship between our CEO’s total compensation and that of our other Named Executive Officers, as well as the consistency and equity among those Named Executive Officers. For 2015, the committee concluded that our CEO’s compensation was reasonable compared to that of our other Named Executive Officers, recognizing the CEO’s broad responsibility and accountability for Company strategy and operations, compliance and controls and investor and government relations. The committee likewise found that the 2015 compensation of each of our remaining Named Executive Officers was internally consistent and equitable in light of their respective roles, responsibilities, accountabilities and reporting relationships.

CEO Pay Ratio

For the last two years, and in the absence of a final rule, we elected to disclose an estimate of the ratio between the pay of our CEO and the median for all of our other employees. A final rule on CEO pay ratio has now been adopted by the SEC, and will be in effect for our 2018 Annual Meeting of Stockholders. We have nonetheless attempted to incorporate the methodology of that final rule in our pay ratio calculation for 2015 and thus the 2015 ratio is not comparable to the 2014 ratio.

Mr. Stover had 2015 annual total compensation of $7,253,154 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee's annual total compensation for 2015 was $139,440. As a result, we estimate that Mr. Stover's 2015 annual total compensation was approximately 52 times that of our median employee.

Compensation Discussion and Analysis

Compensation Clawback

Our Compensation Committee has adopted a policy that allows the Company, under certain circumstances (such as a restatement of financial or reserve reporting or material noncompliance with federal securities laws or the Company's codes of conduct), to recoup incentive-based compensation from current or former executive officers. Our policy will be revised, if appropriate, to conform to any final listing standards that may be adopted by the NYSE under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

What We Pay and Why: Elements of 2015 Executive Compensation

We have three elements of total direct compensation for 2015: base salary, our short-term incentive plan and our long-term incentive plan. The following table summarizes these three elements, as well as our post-employment compensation programs.

Component	Base Salary	Short-Term Incentive Plan	Long-Term Incentive Plan	Post-Employment Compensation Programs
Type	• cash	• annual cash bonus	• annual stock option grant, time-based restricted shares and performance-based shares	• qualified and non-qualified plans
Purpose	• deliver baseline cash compensation commensurate with role and expertise	• motivate performance and compensate employees for annual contributions	• incentivize retention through long-term compensation opportunities • align long-term interests of employees and stockholders	• incentivize retention by providing financial security in, and a tax-efficient means to save for, retirement
Structure	• market-based, considering responsibilities	• performance-based quantitative and qualitative factors
•  stock options with 10 year term-vesting over three years, time-based restricted shares vesting 40% in year one and 60% in year two and performance-based shares vesting after three years based on relative total stockholder return
• plans and programs with broad applicability

Compensation Discussion and Analysis

2015 Target Compensation of Named Executive Officers

In early 2015 our Compensation Committee took action in response to the Company's 2014 mixed results and the downturn in crude oil prices. While adjustments were made to Named Executive Officer base salaries in late 2014, none received an adjustment in 2015. Our 2014 STIP, which paid out in early 2015, was funded at 55% of target. Likewise, our LTIP equity awards in early 2015 were based on values reduced by an average 25% from target.

Taking these considerations into account, the following table provides a comparison of the intended value components of total direct compensation for each of our Named Executive Officers in 2015.

Name	2015 Base Salary ($)	2015 Target STIP Opportunity ($)(1)	2015 Target LTIP Opportunity ($)(2)	2015 Target Total Direct Compensation ($)
David L. Stover	950,000	1,045,000	4,500,000	6,495,000
Kenneth M. Fisher	610,000	518,500	1,612,500	2,741,000
Susan M. Cunningham	560,000	448,000	1,275,000	2,283,000
Gary W. Willingham	500,000	400,000	1,275,000	2,175,000
Arnold J. Johnson	480,000	360,000	937,500	1,777,500
(1) Represents target STIP opportunity, not the reduced payout for 2014 performance.
(2) Equity values reflect the intended target LTIP opportunity, not the expense valuations shown in the Summary Compensation and Grants of Plan Based Awards tables.

We believe that Mr. Stover's 2015 target total direct compensation, and that of our other Named Executive Officers, is consistent with the objectives of our executive compensation program, provides an appropriate mix of fixed and performance-based compensation, rewards leadership that produced a number of key results during the year and provides for the continued achievement of short- and long-term goals necessary for stockholder value creation. Actual total direct compensation is shown in this CD&A and our compensation tables.

Summary of Elements of Compensation

Base Salary

Base salary for each of our Named Executive Officers is individually determined by our Compensation Committee after consideration of:

•	Breadth, scope and complexity of the role;

•	fairness (executive officers with similar responsibilities, experience and historical performance are treated comparably);

•	current compensation; and

•	individual performance.
We do not set the base salary of any executive officer at a certain multiple of that of another executive officer. There are two situations that may warrant a change to base salary: annual market adjustments and changes in role.

2015 Adjustments for Named Executive Officers

No adjustments were made to the base salaries of our Named Executive Officers in 2015.

Compensation Discussion and Analysis

Short-Term Incentive Plan

Our STIP is available to our executive officers and other full-time employees and provides the opportunity to receive a performance-based cash bonus in February each year based on the prior year's results. The total bonus pool is determined considering those results as measured against quantitative targets set early in the performance year and qualitative objectives for areas of additional focus. The weighting and targets for the quantitative measures and objectives for the qualitative measures are communicated to our executive officers at the time they are set. Individual bonus amounts take into account the Company's performance, the employee’s business unit or group performance and individual performance applied to a target STIP bonus that represents the employee’s base salary at year-end multiplied by a percentage factor assigned to the employee’s salary classification. The funded STIP pool may range from 0 to 2.5 times the aggregate target bonus pool for all employees.

The target for each quantitative measure and objective for each qualitative measure take into account prior year results and current year strategic objectives, planned projects and capital spending plans. We believe that they are set aggressively in light of these variables and require achievement of significant performance. The targets for the quantitative measures provide for adjustments to account for the effects of certain circumstances that may arise during the year, such as significant acquisitions or divestitures.

Our Compensation Committee reviews information provided by our management on actual results for each quantitative measure. The sum of the bonus factors, as adjusted for weighting, yields the final quantitative weighted factor. Our Compensation Committee likewise considers our results as measured against objectives in determining the final qualitative weighted factor.

2015 Quantitative Measures (60% weighted)

Our Compensation Committee compared our 2015 results to targets in the following areas in arriving at the final quantitative weighted factor for our STIP:

Measure	Weight	Target(1)	Result	Factor
Sales volume (production)	10%	334.4 MBoe/d	355.1 MBoe/d	2.50
Free Cash Flow(2)	15%	($1,321) million	($820) million	1.76
Cash costs/sales volumes	10%	$8.79 per BoE	$7.42 per BoE	2.50
Relative cash costs/revenue	10%	50th Percentile of Peers	8th out of 14	0.91
Relative Total Stockholder Return	15%	50th Percentile of Peers	3rd out of 14	2.04
Final quantitative factor				1.94
Final quantitative factor at 60% weighting				1.16

(1)	The targets for 2015 were adjusted to account for the impact of the Rosetta merger.

(2)	Non-GAAP financial measure, see reconciliation schedule at Appendix A.

Compensation Discussion and Analysis

2015 Qualitative Measures (40% weighted)

The Compensation Committee also compared our 2015 results to objectives in the following areas in arriving at the final qualitative weighted factor for our STIP:

Measure	Objective	Result
EH&S performance	Below 0.5 recordable incident rate	Company plus contractor recordable incident rate a new Company record at 0.38, lost time rate near 2014 Company record.
Strategic initiatives	Complete leveraging projects supporting key business objectives
Rosetta transaction closed in July, adding two new Texas core areas: Permian Basin and Eagle Ford Shale. Israel gas regulatory framework finalized to support next phase of development. Company workforce reductions in April and November to align with activity expectations. $1 billion dollar equity offering executed to strengthen balance sheet. Strategic Board discussions including exploration review.

Exploration success	Resource additions of 94-156 MMBoe	No resource additions. Exploration limited to a two-well drilling program with no discoveries.
Additions to proved oil and natural gas reserves	> 120 MMBoe	191 MMBoe (net) added.
Total stockholder return	—	-29%
Final qualitative factor		1.12
Final qualitative factor at 40% weighting		0.45

In addition to the quantitative and qualitative factors shown above, our Compensation Committee assessed the appropriate level of overall short-term incentive compensation in the current adverse business environment to arrive at a final overall factor of 1.25 (125%) which was applied to our aggregate target bonus pool to determine the total bonus amount to be paid. This amount was then allocated between executive officers and other employees. In the case of the CEO, the committee considered his performance as measured against operational and financial goals he submitted earlier in the year. In the case of the other executive officers, the committee considered the CEO's assessment of each of their respective performance as measured against goals submitted earlier in the year.

2015 STIP Payout for Named Executive Officers

A cash payout under the plan based on our 2015 performance occurred in February 2016, with the breakdown by Named Executive Officer as follows:

	Base Salary as of Dec. 31, 2015 ($)	Target STIP (% of Salary)	Target STIP ($)	Actual STIP Paid for 2015 Performance ($)	Percent of Target Opportunity
Mr. Stover	950,000	110%	1,045,000	1,306,300	125.0%
Mr. Fisher	610,000	85%	518,500	656,500	126.6%
Ms. Cunningham	560,000	80%	448,000	517,300	115.5%
Mr. Willingham	500,000	80%	400,000	517,600	129.4%
Mr. Johnson	480,000	75%	360,000	445,800	123.8%

Long-Term Incentive Plan

Under our LTIP our Compensation Committee may grant stock options, restricted stock and performance awards. These grants are made under our 1992 Plan.

Approval of Awards

Awards for the CEO and other executive officers are approved by our Compensation Committee and discussed with our Board, outside the presence of the CEO and other executive officers. Generally,

Compensation Discussion and Analysis

annual stock options and restricted stock awards are approved at a January meeting of our Compensation Committee held before our Board meeting and in advance of the announcement of earnings. Our Compensation Committee may be aware of approximate earnings results at the time of making award decisions, but it does not adjust the size or timing of awards to reflect possible market reaction. Awards are granted annually on February 1 (or the preceding business day if February 1 falls on a Saturday, Sunday or holiday). It is our policy to make awards to executive officers and other employees at the same time.

Off-cycle equity awards may be approved at other regular or special meetings of the committee to recognize the completion of a significant transaction or project, a change in an employee’s responsibility or a specific achievement, or as an inducement to, or for the retention of, employment. No off-cycle awards were made to executive officers in 2015.

We communicate awards to executive officers and other employees shortly after the date of approval, in accordance with our customary practices.

2015 Awards for Named Executive Officers

In January 2015 our Compensation Committee approved equity awards at a value approximately 25% less than the Company's prevailing target equity values for each officer. The committee considered the Company’s mixed results in 2014 (as described in last year's proxy statement) and the Company's trailing relative stockholder returns versus the Company's compensation peer group, in particular during the crude oil market downturn. The following table shows the intended equity award values for each Named Executive Officer:

	Target Value of Stock Options ($)	Target Value of Restricted Stock		Target Total Value ($)(1)
		(Time-based) ($)	(Performance-based) ($)
David L. Stover	2,250,000	1,125,000	1,125,000	4,500,000
Kenneth M. Fisher	806,250	403,125	403,125	1,612,500
Susan M. Cunningham	637,500	318,750	318,750	1,275,000
Gary W. Willingham	637,500	318,750	318,750	1,275,000
Arnold J. Johnson	468,750	234,375	234,375	937,500
(1) Equity values reflect the intended target LTIP opportunity, not the expense valuations shown in the Summary Compensation and Grants of Plan Based Awards tables.

Terms of 2015 Awards

Stock options represent the right to purchase shares of our common stock over a period of up to 10 years at fair market value, as defined in the 1992 Plan. They vest ratably over a three-year period.

Time-based restricted stock will vest 40% on the first anniversary and 60% on the second anniversary. Performance-based restricted stock will vest on the third anniversary of the award date, with the number of shares vesting adjusted for our relative total stockholder return ranking as a percentile versus our compensation peer group for the period beginning January 1 of the year of award and ending December 31 of the third year thereafter. Awards made on February 1, 2013 vested on February 1, 2016 at a payout factor approved by our Compensation Committee of 1.0 (100%) based on the Company's total stockholder return at the 50th percentile of the compensation peer group relevant to the award.

The performance vesting restricted stock awarded in 2015 will vest as shown in the chart below, based on our relative total stockholder ranking (versus compensation peer group) during the three-year performance period.

Compensation Discussion and Analysis

Company Percentile Rank	Payout % Relative to Target
90th percentile or higher	200%
75th percentile or higher	150%
50th percentile or higher	100%
25th percentile or higher	50%
Below 25th percentile	0%

If the percentile level of our total stockholder return ranking falls between two levels indicated above, the amount vested will be determined on the basis of a straight-line interpolation between the two levels. If the Company's total stockholder return over the three-year performance period is negative, the maximum payout percentage is 100%. Dividends (to the extent declared) paid on restricted stock will be equal to the amount paid to other stockholders but will be retained by us and will only vest and be paid if and when the restricted stock vests.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our officers and non-employee directors that are set out in our Corporate Governance Guidelines. We believe that these guidelines reinforce the alignment of the long-term interests of our executive officers, non-employee directors and stockholders and help discourage the taking of excessive business risks. Each officer listed below is expected to own a number of our shares with a value that is a multiple of the officer’s current base salary and each non-employee director is expected to own a number of shares with a value that is a multiple of the director’s annual cash retainer, as follows:

Position	Multiple
Chief Executive Officer	6.0X base salary
Chief Financial Officer	3.0X base salary
Executive Vice President	3.0X base salary
Senior Vice President	2.5X base salary
Vice President	2.0X base salary
Non-Employee Director	5.0X annual cash retainer

Holding Requirement

Individuals not meeting these guidelines within a prescribed time frame will be required to retain 50% of any net shares they subsequently acquire upon the vesting of restricted stock and/or the exercise of stock options until the required ownership multiple is met.

On December 7, 2015 our Compensation Committee and Governance Committee reviewed the holdings of our officers and non-employee directors, finding that all of our officers and non-employee directors were in compliance with the guidelines (or, in the case of recently elected officers or non-employee directors, were within the permitted time frame to come into compliance with the guidelines).

Policy on Stock Hedging and Pledging

Our Board has adopted a policy that prohibits our executive officers and directors from pledging shares of Company stock awarded as compensation for services as an employee or director (including shares owned as a result of the exercise of compensatory stock options) as collateral for a loan or hedging such shares through a covered call, collar or other derivative transaction. Our policy will be revised, if appropriate, to conform to any final rules that may be adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Post-Employment Compensation

Our post-employment compensation is provided under qualified and non-qualified savings and retirement plans, a severance plan, and either individual change of control agreements or, alternatively, a change of control plan.

Qualified Defined Benefit Plan

We terminated our qualified defined benefit plan (the “Retirement Plan”) at the end of calendar year 2013. For additional information about the benefits available to participating Named Executive Officers under our Retirement Plan, please see “Pension Benefits” in the Compensation Table section of this Proxy Statement.

Non-qualified Defined Benefit Plan

Our non-qualified defined benefit plan (“Restoration Plan”) is an unfunded plan that provided benefits under the terminated Retirement Plan’s benefit formula that could not be provided by the Retirement Plan because of the annual compensation and benefit limitations applicable to the Retirement Plan under the Internal Revenue Code. Employees

Compensation Discussion and Analysis

originally hired before May 1, 2006, which includes all of our Named Executive Officers except Mr. Fisher, continued to accrue benefits under the Restoration Plan through December 31, 2013.

We amended our Restoration Plan effective December 31, 2013 to freeze the accrual of benefits under the plan in coordination with the termination of our Retirement Plan. Payments under the Restoration Plan will continue to be made in ordinary course without acceleration of payment. Certain participants in the Restoration Plan elected to have the lump sum present value of their Restoration Plan benefits converted into an account balance under our non-qualified deferred compensation plan. For additional information about the benefits available to participating Named Executive Officers under our Restoration Plan, please see “Pension Benefits” in the Compensation Table section of this Proxy Statement.

Qualified Defined Contribution Plan

Our qualified defined contribution plan (“401(k) Plan”) is a tax-qualified retirement savings plan generally available to our employees, including our Named Executive Officers. It allows participants to contribute the lesser of up to 50% of their basic compensation, or the limit prescribed by the Internal Revenue Code. We match 100% of the first six percent of a participant’s eligible contribution. Participants are 100% vested in the Company’s contributions after three years of service, vesting 34%, 67% and 100% following years one, two and three.

In addition, we make the following age-weighted contribution to the 401(k) Plan for each participant:

Age of Participant	Contribution Percentage (Below the FICA Taxable Wage Base)	Contribution Percentage (Above the FICA Taxable Wage Base)
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

The contributions made to our 401(k) Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s account are invested at the direction of the participant in various investment fund options available under the 401(k) Plan, including investment in shares of our common stock.

An additional transition contribution equal to 6% of a participant’s basic compensation is made to the accounts of certain eligible employees who were participating in the Retirement Plan when it terminated on December 31, 2013 and who meet certain other criteria.

Non-qualified Deferred Compensation Plan

Our non-qualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective way. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching, age-weighted and transition contributions that would have been made to our 401(k) Plan if the 401(k) Plan had not been subject to Internal Revenue Code compensation and contribution limitations. The plan also provides account balances for those participants who elected to have the lump sum present value of their Restoration Plan benefits converted into an account balance under the Plan. Under this unfunded program, a participant may elect to have his or her accounts credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal or to have their accounts adjusted to reflect the results of an array of notional investment options.

Change of Control Arrangements

We have adopted change of control arrangements for our executive officers and certain other employees. A change of control could result in a material change in the leadership and direction of our Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control. Based on information provided by our compensation consultant, we believe that these arrangements are common practice and align our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interest of stockholders without undue concern over whether

Compensation Discussion and Analysis

the transactions may jeopardize their continued employment.

All of our change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control. Under these arrangements, if a Named Executive Officer is terminated, including a constructive termination, for any reason (other than for cause, disability or death) within two years after a change of control, we will then pay or provide the following to that Named Executive Officer:

•	All unpaid salary and expenses;

•	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times;

•	an amount equal to his or her pro rata target bonus for the then-current year;

•
life, disability, medical and dental insurance benefits, upon his or her written request, ranging among Named Executive Officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer;

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services; and

•	in some cases continued vesting and exercise of stock options.
If we terminate the Named Executive Officer for cause, no benefit is payable to, or with respect to, that Named Executive Officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.

Our change of control arrangements include a plan or, in the alternative, individual change of control agreements. The plan covers our executive officers, provided that they are not already party to pre-existing change of control agreements with us. Ms. Cunningham and Mr. Johnson are parties to pre-existing change of control agreements and therefore may not participate in the plan at this time. Messrs. Stover, Fisher and Willingham currently participate in our executive change of control plan.

In addition, stock options and restricted stock

granted pursuant to our 1992 Plan prior to 2016 generally provide for accelerated vesting of all or a portion of the award upon a change of control of the Company. Stock options, restricted stock and cash awards granted under the 1992 Plan after 2015 generally provide for accelerated vesting of all or a portion of the award if the participant is terminated for reasons other than cause or resigns for good reason within two years following a change of control.

Severance Benefit Plan

Our Severance Benefit Plan (“Severance Benefit Plan”) is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

•	A cash payment of two weeks of base salary pay for every year of completed service, with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;

•	a prorated STIP payment based on the number of months of employment during the calendar year of termination;

•	six months of reduced-rate contributions under our medical and dental plans; and

•	twelve weeks of coverage under our employee assistance plan.

Perquisites

We do not consider perquisites to be a material component of executive compensation. In 2015, certain of our executive officers received modest personal benefits that have a sound value to our business, such as club membership dues reimbursement and comprehensive physical examinations.

Other Compensation Matters

Health and Welfare Programs

We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term disability and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, relocation/expatriate programs and services, educational

Compensation Discussion and Analysis

assistance, employee assistance and certain other benefits.

In late 2014 we discontinued retiree healthcare benefits and implemented a buyout of eligible pre-age 65 active employees. Employees who retired prior to that time and were participating in retiree medical benefits were transitioned to a defined contribution model effective as of January 1, 2016.

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-employee directors and our executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-Laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other Named Executive Officers, unless that compensation is “performance - based compensation” within the meaning of Section 162(m) and the regulations promulgated thereunder. We believe that all of the stock options and performance-based restricted shares and related cash awards granted under the 1992 Plan qualify as performance-based compensation and therefore are not subject to the deduction limitation of Section 162(m). However, the salary and STIP payouts paid to our Named Executive Officers, the time-vested restricted stock awards and time-vested cash awards, and certain payments provided for under our change of control arrangements with the Named Executive Officers are not exempt from this deduction limit.

Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Internal Revenue Code.

Rules under generally accepted accounting principles determine the manner in which we account in our consolidated financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Note 11 to our consolidated financial statements, included in our 2015 Annual Report on Form 10-K.

REPORT OF THE COMPENSATION, BENEFITS
AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

March 1, 2016

Compensation, Benefits and
Stock Option Committee

Kirby L. Hedrick, Chair
Jeffrey L. Berenson
Edward F. Cox
James E. Craddock
Thomas J. Edelman
Molly K. Williamson

Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our Named Executive Officers during 2013, 2014 and 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David L. Stover Chairman, President and Chief Executive Officer (Elected CEO October 2014)	2015	950,000	—	2,411,406	2,250,000	1,306,300	39,270	296,178	7,253,154
	2014	763,943	—	1,986,720	1,661,868	488,500	186,049	223,031	5,310,111
	2013	713,414	—	2,061,191	1,606,308	1,102,500	2,455,659	94,570	8,033,642
Kenneth M. Fisher Executive Vice President and Chief Financial Officer	2015	610,000	—	864,075	806,248	656,500	4,066	163,973	3,104,862
	2014	590,096	—	1,041,745	871,475	306,200	2,743	132,285	2,944,544
	2013	572,321	—	1,133,678	883,483	788,449	5,116	132,897	3,515,944
Susan M. Cunningham Executive Vice President, EHSR & New Frontiers	2015	560,000	—	683,257	637,504	517,300	17,087	152,225	2,567,373
	2014	538,366	—	775,238	648,539	240,000	123,900	131,324	2,457,367
	2013	522,048	—	953,172	742,916	550,030	1,515,840	61,864	4,345,870
Gary W. Willingham* Executive Vice President, Operations (Elected October 2014)	2015	500,000	—	683,257	637,504	517,600	92	145,832	2,484,285

Arnold J. Johnson Senior Vice President, General Counsel and Secretary	2015	480,000	—	502,338	468,745	445,800	47,375	144,346	2,088,604
	2014	449,712	—	605,741	506,665	187,900	141,330	114,153	2,005,501
*Mr. Willingham was not an NEO prior to 2015.

(1)	Certain of our Named Executive Officers deferred a portion of their base salaries under our Deferred Compensation Plan:

Name	Year	Percentage of Salary Deferred	Amount Deferred ($)
David L. Stover	2015	5%	47,500
	2014	5%	38,197
	2013	6%	42,805
Kenneth M. Fisher	2015	5%	30,500
	2014	4%	23,604
	2013	4%	22,893
Gary W. Willingham	2015	5%	25,000
Arnold J. Johnson	2015	3%	14,400
	2014	3%	13,491

(2)
Reflects the aggregate grant date fair value of restricted stock awarded under our 1992 Plan, which was computed in accordance with FASB ASC Topic 718. Restricted stock awarded will vest according to the following schedule: 40% after year one and 60% after year two. Performance restricted stock awarded will vest three years after the date of grant upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined compensation peer group. See the Grants of Plan-Based Awards table for information on restricted stock awarded in 2015.

Compensation Tables

(3)
Reflects the aggregate grant date fair value of non-qualified stock options granted under our 1992 Plan computed in accordance with FASB ASC Topic 718. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised until the first anniversary (absent a change of control) or after the tenth anniversary of the date of grant. See the Grants of Plan-Based Awards table for information on stock options granted in 2015.

(4)
Reflects during the year indicated: (a) the aggregate increase in actuarial present value of the Named Executive Officer’s benefits under our Retirement Plan and Restoration Plan; and (b) the above-market Deferred Compensation Plan earnings, as follows:

Name	Year	Increase in Retirement and Restoration Plans ($)(a)	Deferred Compensation Above-Market Earnings ($)(b)
David L. Stover	2015	—	39,270
	2014	159,516	26,533
	2013	2,391,405	64,254
Kenneth M. Fisher	2015	—	4,066
	2014	—	2,743
	2013	—	5,116
Susan M. Cunningham	2015	—	17,087
	2014	123,900	—
	2013	1,515,840	—
Gary W. Willingham	2015	—	92
Arnold J. Johnson	2015	—	47,375
	2014	107,169	34,161

(a)
Effective December 31, 2013, we adopted an amendment to the Retirement Plan to cease benefit accruals and to terminate the plan (see “Pension Benefits” section for more information). Following receipt of approvals from certain governmental agencies, the Retirement Plan assets were liquidated during 2015 and each of the above Named Executive Officers elected to receive a lump sum payment from the Retirement Plan. Participants of the Restoration Plan who remained employed up to final liquidation and distribution of assets under the Retirement Plan were given the opportunity to have the lump sum present value of their Restoration Plan benefit converted into an account balance under the Deferred Compensation Plan. Each of the above Named Executive Officers elected to have the lump sum present value of their Restoration Plan benefit converted into an account balance under the Deferred Compensation Plan. The Restoration Plan amounts that were converted are disclosed on the “Non-qualified Deferred Compensation Table.”

(b)
Above-market earnings in 2015 are based on the difference between the plan crediting rate of 4.72% and 120% of the annual long-term Applicable Federal Rate as of September 2014 (3.57%); earnings in 2014 are based on the difference between the plan crediting rate of 4.81% and 120% of the annual long-term Applicable Federal Rate as of September 2013 (3.94%); and earnings in 2013 are based on the difference between the plan crediting rate of 4.90% and 120% of the annual long-term Applicable Federal Rate as of September 2012 (2.62%).

Compensation Tables

(5)	All other compensation includes:

Name	Year	401(k) Matching Contributions ($)	401(k) Retirement Savings Contributions ($)	Deferred Compensation Plan Registrant Contributions ($)(a)	Club Memberships ($)	Physical Examinations ($)	Temporary Expatriate Assignment Compensation ($)(b)	Retiree Medical Cash Payment ($)(c)	Accrued Dividends ($)(d)
David L. Stover	2015	15,900	19,100	189,445	9,512	2,150	—	36,000	24,071
	2014	15,600	18,900	145,337	9,512	—	—	—	33,682
	2013	15,300	—	27,505	9,512	2,150	—	—	40,103
Kenneth M. Fisher	2015	15,900	19,100	71,245	11,923	—	—	36,000	9,805
	2014	15,600	18,900	68,208	11,923	—	—	—	17,654
	2013	15,300	18,200	66,107	11,923	—	—	—	21,367
Susan M. Cunningham	2015	15,900	19,100	78,145	—	—	—	31,500	7,580
	2014	15,600	18,900	74,496	—	5,660	—	—	16,668
	2013	15,300	—	—	—	—	30,600	—	15,964
Gary W. Willingham	2015	15,900	19,100	81,445	—	—	—	22,500	6,887
Arnold J. Johnson	2015	15,900	19,100	76,645	—	—	—	27,000	5,701
	2014	15,600	18,900	69,921	—	—	—	—	9,732

(a)	The following amounts were credited to the Named Executive Officer's Non-Qualified Deferred Compensation Plan Account:

Name	Year	Matching Contribution ($)	Retirement Savings Contribution ($)	Transition Contribution ($)	Total Deferred Compensation Plan Registrant Contributions ($)
David L. Stover	2015	41,100	91,345	57,000	189,445
	2014	30,237	69,263	45,837	145,337
	2013	27,505	—	—	27,505
Kenneth M. Fisher	2015	20,700	50,545	—	71,245
	2014	19,806	48,402	—	68,208
	2013	19,039	47,068	—	66,107
Susan M. Cunningham	2015	—	44,545	33,600	78,145
	2014	—	42,194	32,302	74,496
	2013	—	—	—	—
Gary W. Willingham	2015	14,100	37,345	30,000	81,445
Arnold J. Johnson	2015	12,900	34,945	28,800	76,645
	2014	11,383	31,555	26,983	69,921

(b)
In 2013, Ms. Cunningham completed a temporary expatriate assignment in Israel. As part of our expatriate assignment policy, the amounts in this column include the following compensation uplifts: expatriate assignment premium in the amount of $10,200, expatriate hardship pay in the amount of $13,600 and an expatriate location premium in the amount of $6,800.

(c)
In November 2014, we announced the termination of our pre-65 retiree medical insurance program. As part of the termination, active employees who would have been eligible for retiree medical benefits during the next ten years were eligible to receive a one-time cash payment. Amounts in this column represent the one-time cash payment received by the Named Executive Officer.

(d)	Dividends credited on unvested restricted awards.

Compensation Tables

As reflected in the Summary Compensation Table above, the salary received by each of our Named Executive Officers as a percentage of their respective total compensation during the year indicated was as follows:

Name	Year	Percentage of Total Compensation
David L. Stover	2015	13.1%
	2014	14.4%
	2013	8.9%
Kenneth M. Fisher	2015	19.6%
	2014	20.0%
	2013	16.3%
Susan M. Cunningham	2015	21.8%
	2014	21.9%
	2013	12.0%
Gary W. Willingham	2015	20.1%
Arnold J. Johnson	2015	23.0%
	2014	22.4%

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2015.

Name	Approval Date (1)	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David L. Stover			—	1,045,000	—
	1/26/2015	1/30/2015				11,783	23,565	47,130				1,286,413
	1/26/2015	1/30/2015							23,565			1,124,993
	1/26/2015	1/30/2015								160,485	47.74	2,250,000
Kenneth M. Fisher			—	518,500	—
	1/26/2015	1/30/2015				4,222	8,444	16,888				460,958
	1/26/2015	1/30/2015							8,444			403,117
	1/26/2015	1/30/2015								57,507	47.74	806,248
Susan M. Cunningham			—	448,000	—
	1/26/2015	1/30/2015				3,339	6,677	13,354				364,497
	1/26/2015	1/30/2015							6,677			318,760
	1/26/2015	1/30/2015								45,471	47.74	637,504

Compensation Tables

Gary W. Willingham			—	400,000	—
	1/26/2015	1/30/2015				3,339	6,677	13,354				364,497
	1/26/2015	1/30/2015							6,677			318,760
	1/26/2015	1/30/2015								45,471	47.74	637,504
Arnold J. Johnson			—	360,000	—
	1/26/2015	1/30/2015				2,455	4,909	9,818				267,982
	1/26/2015	1/30/2015							4,909			234,356
	1/26/2015	1/30/2015								33,434	47.74	468,745

(1)	All grants were approved by our Compensation Committee, and were effective and priced on the date of grant.

(2)
Represents the shares of restricted stock granted under our 1992 Plan in 2015. The shares will vest on January 30, 2018 if specified performance goals are satisfied. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Plan.” Dividends declared on shares of restricted stock are accrued during the three-year restricted period and will be paid upon vesting of restricted shares.

(3)
Represents the shares of restricted stock awarded under our 1992 Plan in 2015. The shares will vest according to the following schedule: 40% of the award will vest on the first anniversary of the award date and remaining 60% of the award will vest on the second anniversary of the award date. Dividends declared on shares of restricted stock are accrued during the two-year restricted period and will be paid upon vesting of restricted shares.

(4)
Represents grants of non-qualified stock options under our 1992 Plan in 2015. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant.

(5)
Exercise price at “fair market value” was defined in our 1992 Plan as the closing price of our common stock on the NYSE on the date of grant. The closing price of our common stock on January 30, 2015 was $47.74.

(6)
Reflects aggregate grant date fair value of restricted stock awarded and non-qualified stock options granted to our Named Executive Officers on January 30, 2015 computed in accordance with FASB ASC Topic 718.

Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our Named Executive Officers as of December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David L. Stover	31,960	—		—	22.97	2/1/2016	9,867	(4)	324,920	36,632	(7)	1,206,292
	97,220	—		—	26.71	2/1/2017	23,565	(5)	775,995	32,890	(8)	1,083,068
	119,498	—		—	36.47	2/1/2018				47,130	(9)	1,551,991
	145,420	—		—	25.10	1/30/2019
	31,948	—		—	25.40	3/18/2019
	111,682	—		—	37.55	2/1/2020
	97,482	—		—	45.20	2/1/2021
	113,122	—		—	50.91	2/1/2022
	62,790	31,394	(1)	—	54.60	2/1/2023
	27,410	54,820	(2)	—	62.33	1/31/2024
	—	160,485	(3)	—	47.74	1/30/2025
Kenneth M. Fisher	65,898	—		—	33.73	11/16/2019	5,174	(4)	170,380	20,148	(7)	663,474
	53,792	—		—	37.55	2/1/2020	8,444	(5)	278,061	17,246	(8)	567,911
	54,158	—		—	45.20	2/1/2021				16,888	(9)	556,122
	57,818	—		—	50.91	2/1/2022
	34,534	17,268	(1)	—	54.60	2/1/2023
	14,374	28,747	(2)	—	62.33	1/31/2024
	—	57,507	(3)	—	47.74	1/30/2025
Susan M. Cunningham	31,960	—		—	22.97	2/1/2016	3,851	(4)	126,813	16,940	(7)	557,834
	68,910	—		—	26.71	2/1/2017	6,677	(5)	219,874	12,834	(8)	422,624
	59,244	—		—	36.47	2/1/2018				13,354	(9)	439,747
	68,118	—		—	25.10	1/30/2019
	53,248	—		—	25.40	3/18/2019
	53,694	—		—	37.55	2/1/2020
	47,384	—		—	45.20	2/1/2021
	66,616	—		—	50.91	2/1/2022
	29,040	14,520	(1)	—	54.60	2/1/2023
	10,697	21,393	(2)	—	62.33	1/31/2024
	—	45,471	(3)	—	47.74	1/30/2025
Gary W. Willingham	15,958	—		—	26.71	2/1/2017	2,888	(4)	95,102	7,556	(7)	248,819
	19,324	—		—	36.47	2/1/2018	6,677	(5)	219,874	9,626	(8)	316,984
	24,646	—		—	25.10	1/30/2019				13,354	(9)	439,747
	18,404	—		—	37.55	2/1/2020
	19,018	—		—	45.20	2/1/2021
	17,394	—		—	50.91	2/1/2022
	12,950	6,476	(1)	—	54.60	2/1/2023
	8,023	16,044	(2)	—	62.33	1/31/2024
	—	45,471	(3)	—	47.74	1/30/2025

Compensation Tables

Arnold J. Johnson	25,142	—		—	22.97	2/1/2016	3,009	(4)	99,086	10,532	(7)	346,819
	49,010	—		—	26.71	2/1/2017	4,909	(5)	161,653	10,028	(8)	330,222
	26,842	—		—	36.47	2/1/2018				9,818	(9)	323,307
	41,330	—		—	25.10	1/30/2019
	35,438	—		—	37.55	2/1/2020
	32,492	—		—	45.20	2/1/2021
	31,422	—		—	50.91	2/1/2022
	18,052	9,026	(1)	—	54.60	2/1/2023
	8,357	16,713	(2)	—	62.33	1/31/2024
	—	33,434	(3)	—	47.74	1/30/2025

(1)	Stock options vested February 1, 2016.

(2)	50% of stock options vested January 31, 2016; and 50% of stock options vest January 31, 2017.

(3)	33 1/3% of stock options vested January 30, 2016; 33 1/3% of stock options vest January 30, 2017; and 33 1/3% of stock options vest January 30, 2018.

(4)	Restricted stock vested January 31, 2016.

(5)	40% of restricted stock vested January 30, 2016; and 60% of restricted stock vests January 30, 2017.

(6)	Market value based on December 31, 2015 closing price of $32.93.

(7)
On February 1, 2016, 50% of these shares of restricted stock granted under our 1992 Plan vested upon our achievement of total stockholder return at the 50th percentile relative to a pre-determined industry peer group. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Plan.” The remaining unvested shares of restricted stock were forfeited to the Company.

(8)
Performance restricted stock will vest January 31, 2017 upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Plan.”

(9)
Performance restricted stock will vest January 30, 2018 upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Plan.”

Stock Option Exercises and Stock Vesting

The table below sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our Named Executive Officers during fiscal year 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Stock Awards Value Realized on Vesting ($)(1)
David L. Stover	—	—	39,666	1,893,655
Kenneth M. Fisher	—	—	20,789	992,467
Susan M. Cunningham	47,160	1,215,490	20,662	986,404
Gary W. Willingham	—	—	7,591	362,394
Arnold J. Johnson	—	—	11,303	539,605

(1)
Shares of restricted stock awarded our Named Executive Officers on February 1, 2012, February 1, 2013 and January 31, 2014 vested on January 31, 2015 and February 1, 2015. Income was recognized on vesting based on the closing trading price of our common stock of $47.74 on January 30, 2015 (as January 31 fell on a Saturday and February 1 fell on a Sunday). Dividends that accrued on shares of restricted stock that vested were paid in 2015 as follows: Mr. Stover — $55,060; Mr. Fisher — $28,726; Ms. Cunningham — $29,834; Mr. Willingham — $9,796; and Mr. Johnson — $15,546.

Compensation Tables

Pension Benefits

Effective December 31, 2013, we adopted an amendment to the Retirement Plan to cease benefit accruals and to terminate the plan.  Following receipt of approvals from certain governmental agencies, the Retirement Plan assets were liquidated during 2015.  Active and deferred vested participants were given the opportunity to elect to receive their accrued benefit in the form of an annuity or lump sum payment.  The Company selected an insurance company and purchased an annuity contract to secure the accrued benefits of those participants who elected to defer payment, elected an annuity or were already receiving an annuity.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David L. Stover	Retirement Plan	11	—	746,315
	Restoration Plan	11	—	—
Susan M. Cunningham	Retirement Plan	13	—	921,610
	Restoration Plan	13	—	—
Gary W. Willingham	Retirement Plan	11	—	426,758
	Restoration Plan	11	—	—
Arnold J. Johnson	Retirement Plan	13	—	947,845
	Restoration Plan	13	—	—

(1)	The above Named Executive Officers were fully vested in their benefits under the Retirement Plan and the Restoration Plan.

(2)
In connection with the liquidation of the Retirement Plan, each of the above Named Executive Officers elected to receive a lump sum payment from the Retirement Plan and elected to have the lump sum present value of their Restoration Plan benefit converted into an account balance under the Deferred Compensation Plan. The Restoration Plan amounts that were converted are disclosed on the “Non-qualified Deferred Compensation Table.”

(3)	Represents the value of the lump sum payment made to each Named Executive Officers in connection with the liquidation of the Retirement Plan.

Compensation Tables

Non-qualified Deferred Compensation Table

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our Named Executive Officers during fiscal year 2015.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)		Retirement Restoration Plan Conversion ($)(5)	Aggregate Earnings in Last FY ($)(6)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(7)
David L. Stover	120,775	189,445	(2)	5,087,274	(60,854)	—	8,880,876
Kenneth M. Fisher	30,500	71,245	(3)	—	12,677	—	529,642
Susan M. Cunningham	—	78,145	(4)	3,444,346	70,139	—	3,667,126
Gary W. Willingham	25,000	81,445	(2)	842,573	(13,347)	—	1,027,598
Arnold J. Johnson	14,400	76,645	(2)	2,462,504	80,014	—	6,761,614

(1)
Mr. Stover deferred 15% ($73,275) of the STIP payment he earned in 2014 (otherwise paid in 2015) and 5% ($47,500) of base salary in 2015. Mr. Fisher deferred 5% ($30,500) of base salary in 2015. Mr. Willingham deferred 5% ($25,000) of base salary in 2015. Mr. Johnson deferred 3% ($14,400) of base salary in 2015.

(2)	Represents Matching Contributions, Retirement Savings Contributions and Transition Contributions that could not be made to the 401(k) Plan as a result of Internal Revenue Code limitations.

(3)	Represents Matching Contributions and Retirement Savings Contributions that could not be made to the 401(k) Plan as a result of Internal Revenue Code limitations.

(4)	Represents Retirement Savings Contributions and Transition Contributions that could not be made to the 401(k) Plan as a result of Internal Revenue Code limitations.

(5)
Effective December 31, 2013 the Retirement Plan was terminated and subsequently liquidated during 2015. Benefit accruals under the Restoration plan were frozen as of December 31, 2013. Participants of the Restoration Plan who remained employed up to final liquidation and distribution of assets under the Retirement Plan were given the opportunity to have the lump sum present value of their Restoration Plan benefit converted into an account balance under the Deferred Compensation Plan. Amounts in this column represent the lump sum present value of the Restoration Plan benefit that was converted and transferred to the Deferred Compensation Plan. Mr. Fisher was not eligible and did not participate in the Restoration Plan.

(6)	Earnings are credited in accordance with the Named Executive Officer's investment direction.

(7)	All Named Executive Officers are 100% vested in these balances.

The Company Matching Contributions, Retirement Savings Contributions, Transition Contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our Named Executive Officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Compensation Tables

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our Named Executive Officers upon involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2015. The actual amount of compensation payable to each of our Named Executive Officers can only be determined at the time of his or her separation from the Company. For purposes of this discussion with respect to the payment of compensation that is deferred compensation subject to Section 409A of the Internal Revenue Code, an individual’s termination of employment should be interpreted to mean the date as of which the individual has a “separation from service” for the purposes of Section 409A. No additional payments to our Named Executive Officers will be triggered upon a voluntary termination event.

Payments Made Upon Termination

Upon termination of employment for reasons other than disability, death or in connection with a change of control, each Named Executive Officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	Amounts credited under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested under our 401(k) Plan.
Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified above, the Named Executive Officer will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding ten-year option term, to exercise all stock options that are vested as of his or her retirement date.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control

We have entered into change of control arrangements with each of our Named Executive Officers. If a Named Executive Officer’s employment is terminated within two years after a change of control, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control arrangement. These benefits are described more fully under the heading “Change of Control Arrangements” in our CD&A section.

Payments of Vested Benefits

In addition to the payments our Named Executive Officers may receive upon the termination of their employment, they will continue to hold stock options that were vested immediately prior to their termination. Our Named Executive Officers will also be entitled to receive the vested balance of their contributions to our Deferred Compensation Plan and the 401(k) Plan.

Other Payment Information

Up to 40 hours of unused vacation carries over from year to year. We have assumed for purposes of the following table that all Named Executive Officers used all of their vacation during 2015 and would therefore not be entitled to payment for any unused vacation in the event of their termination on December 31, 2015. In the event of termination during the year, all amounts of unused vacation would be paid based on their respective salary.

Our executive change of control arrangement provides for reimbursement for up to $15,000 of reasonable fees related to out-placement employment services. We have assumed for purposes of the following table that all Named Executive Officers utilized this benefit.

Our long-term disability benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month. For purposes of the following table, this benefit has been excluded.

Compensation Tables

Name	Type of Payment or Benefit	Involuntary Termination on 12/31/2015 ($)(4)	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2015 ($)		Disability on 12/31/2015 ($)	Death on 12/31/2015 ($)
David L. Stover	Severance	1,520,000	5,965,050	(5)	—	—
	STIP Payments(1)	—	1,045,000	(5)	—	1,045,000
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	3,127,986		3,127,986	3,127,986
	Health, Welfare & Other	7,955	70,373	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	1,527,955	10,208,409		3,127,986	5,172,986
Kenneth M. Fisher	Severance	659,269	2,984,291	(5)	—	—
	STIP Payments(1)	—	518,500	(5)	—	518,500
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	1,393,264		1,393,264	1,393,264
	Health, Welfare & Other	11,527	79,002	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	670,796	4,975,057		1,393,264	2,911,764
Susan M. Cunningham	Severance	749,538	2,520,000	(5)	—	—
	STIP Payments(1)	—	448,000	(5)	—	448,000
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	1,097,253		1,097,253	1,097,253
	Health, Welfare & Other	9,385	68,293	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	758,923	4,133,546		1,097,253	2,545,253
Gary. W. Willingham	Severance	630,769	2,250,000	(5)	—	—
	STIP Payments(1)	—	400,000	(5)	—	400,000
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	845,495		845,495	845,495
	Health, Welfare & Other	7,955	61,144	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	638,724	3,556,639		845,495	2,245,495
Arnold J. Johnson	Severance	618,462	2,100,000	(5)	—	—
	STIP Payments(1)	—	360,000	(5)	—	360,000
	Stock Options(2)	—	—		—	—
	Restricted Stock(3)	—	789,455		789,455	789,455
	Health, Welfare & Other	3,735	39,857	(6)	—	—
	Life Insurance	—	—		—	960,000	(7)
	Total	622,197	3,289,312		789,455	2,109,455

(1)
Named Executive Officers would not be entitled to a STIP payment for 2016 in the event of their termination of employment on December 31, 2015, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2016, in order to receive a payment.

(2)
All unvested stock options will be forfeited as a result of voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of those stock options. Vesting of stock options accelerates in the event of an involuntary or constructive termination of employment as a result of a change of control and in the

Compensation Tables

event of death and disability. All outstanding unvested stock options that would be subject to accelerated vesting were underwater at December 31, 2015 (option exercise price is above the December 31, 2015 closing stock price) and therefore no value is included in this row for options.

(3)
All unvested shares of restricted stock will be forfeited as a result of voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of those shares. All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of an involuntary or constructive termination of employment as a result of a change of control, or on account of death or disability as follows: Mr. Stover’s award for 2013 — 18,316 shares, 2014 — 26,312 shares, 2015 — 47,130 shares; Mr. Fisher’s award for 2013 — 10,074 shares, 2014 — 13,797 shares, 2015 — 16,888 shares; Ms. Cunningham’s award for 2013 — 8,470 shares, 2014 — 10,268 shares, 2015 — 13,354 shares; Mr. Willingham’s award for 2013 — 3,778 shares, 2014 — 7,701 shares, 2015 — 13,354 shares; Mr. Johnson’s award for 2013 — 5,266 shares, 2014 — 8,023 shares, 2015 — 9,818 shares. Value is based on the closing price of our common stock on December 31, 2015 ($32.93).

(4)
Our Named Executive Officers are not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, in certain instances our Severance Benefit Plan provides for a severance payment based upon years of completed service and continuation of certain health and welfare benefits. If our Named Executive Officers are entitled to a severance payment under the plan, they would receive two weeks of pay for every year of service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on their STIP target percentage. They would also be able to continue certain health and welfare benefits for six months at the current active employee rates.

(5)
Our executive change of control arrangements provide for severance benefits in the event that employment terminates within two years after a change of control. Under those arrangements, if any of our Named Executive Officers are terminated following a change of control, including a constructive termination, (other than termination for cause or by reason of death or disability), they are entitled to receive a lump sum severance payment equal to a multiplier of 2.99 for Mr. Stover, and 2.5 for Ms. Cunningham and Messrs. Fisher, Willingham and Johnson of their annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. They are also entitled to a prorated target STIP payment based on the termination date in the year of the change of control.

(6)
Our executive change of control arrangements provide for continued medical, dental, vision and life benefits for a period of 36 months for Mr. Stover and 30 months for each other Named Executive Officer following a change of control with each Named Executive Officer continuing to pay the active premium for the 36 or 30 month period, respectively. The value reflected includes the present value of the total estimated cost for us to provide these benefits. In addition, the value reflected includes $15,000 of outplacement services.

(7)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

Glossary

Glossary

Terms, abbreviations and acronyms, as used in this Proxy Statement:

401(k) Plan	Noble Energy qualified defined contribution plan
1992 Plan	Noble Energy 1992 Stock Option and Restricted Stock Plan
2005 Plan	Noble Energy 2005 Stock Plan for Non-Employee Directors
2015 Plan	Noble Energy 2015 Stock Plan for Non-Employee Directors
ASC	Accounting Standards Codification
Board	Board of Directors of Noble Energy, Inc.
Boe
Barrels oil equivalent. Natural gas is converted on the basis of six Mcf of gas per one barrel of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a barrel of oil equivalent for natural gas is significantly less than the price for a barrel of oil.

CD&A	Compensation Discussion and Analysis included in this Proxy Statement
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Company (or “we” or “us”)	Noble Energy, Inc.
Compensation Committee	Compensation, Benefits and Stock Option Committee
COO	Chief Operating Officer
Deferred Compensation Plan	Noble Energy non-qualified deferred compensation plan
Director Plans	Together, the 2005 Plan and the 2015 Plan
EH&S Committee	Environment, Health and Safety Committee
Exchange Act	Securities and Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
Form 10-K	Annual Report on Form 10-K
GAAP	Accounting principles generally accepted in the United States
Governance Committee	Corporate Governance and Nominating Committee
Internal Revenue Code	Internal Revenue Code of 1986, as amended
LTIP	Long-Term Incentive Plan
MBoe/d	Thousand barrels oil equivalent per day
Mcf	Thousand cubic feet
MMBoe	Million barrels oil equivalent
Named Executive Officers
Noble Energy’s CEO, CFO and the three most highly compensated executive officers other than the CEO and CFO which, for 2015, were David L. Stover, Kenneth M. Fisher, Susan M. Cunningham, Gary W. Willingham and Arnold J. Johnson

NYSE	New York Stock Exchange
OSHA	Occupational Safety and Health Administration
Record Date	February 26, 2016
Restoration Plan	Noble Energy non-qualified defined benefit plan
Retirement Plan	Noble Energy qualified deferred benefit plan
Rosetta Resources (or “Rosetta”)	Rosetta Resources Inc.
SEC	United States Securities and Exchange Commission
Severance Benefit Plan	An unfunded plan that provides for severance benefits to eligible employees
STIP	Short-Term Incentive Plan

Glossary

Total Direct Compensation	Compensation comprised of salary, bonus, stock and option awards and non-equity incentive plan compensation as reflected in the Summary Compensation Tables
Total Stockholder Return
Determined on the basis of the total investment performance that would have resulted at the end of the performance period from investing $100 in our common stock, using a beginning stock price and an ending stock price equal to the average closing price for the month of December immediately preceding the beginning of the performance period and the month of December immediately preceding the end of the performance period, respectively, and with all dividends reinvested

Website	Noble Energy, Inc. website found at www.nobleenergyinc.com

Appendix A - Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes free cash flow which is an important financial measure, but is not a financial measure defined by GAAP.  We believe it is a useful tool to facilitate an understanding of the amount of cash flow generated that is available to grow our business and create long-term stockholder value.  Free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, or any other measure as reported in accordance with GAAP. Our method for computing this measure may not be the same method used to compute similar measures reported by other entities.

The table below reconciles net cash provided by our operating activities (GAAP) to free cash flow (non-GAAP)for the year ended December 31, 2015.
Noble Energy, Inc.
Reconciliation of Net Cash Provided by
Operating Activities to Free Cash Flow
(in millions, unaudited)

Year Ended December 31, 2015
Net Cash Provided by Operating Activities	$2,062
Reconciliation to Free Cash Flow:
Net Cash Used in Investing Activities	(2,871)
Dividends Paid	(291)
Rosetta Merger Expenses	66
Corporate Restructuring Expenses	51
Price Impact Adjustment	163
Free Cash Flow(1)	$(820)
(1) Free Cash Flow as determined herein is calculated for usage as a STIP factor.

A-1

Appendix B - Executive Officers

Executive Officers

Name	Age	Title
David L. Stover	58	Chairman, President and Chief Executive Officer
Susan M. Cunningham	60	Executive Vice President, EH&S Regulatory and New Frontiers
J. Keith Elliott	58	Senior Vice President, Eastern Mediterranean
Kenneth M. Fisher	54	Executive Vice President and Chief Financial Officer
Terry R. Gerhart	55	Senior Vice President, Global Operations Services
Arnold J. Johnson	60	Senior Vice President, General Counsel and Secretary
John T. Lewis	59	Senior Vice President, Corporate Development
Michael W. Putnam	59	Vice President, Exploration
Charles J. Rimer	58	Senior Vice President, U.S. Onshore
A. Lee Robison	57	Senior Vice President, Human Resources and Administration
Gary W. Willingham	52	Executive Vice President, Operations

David L. Stover was elected President and Chief Executive Officer in October 2014 and as Chairman of our Board in April 2015. He previously served as President and Chief Operating Officer from April 2009, and as Executive Vice President and Chief Operating Officer since August 2006. Mr. Stover joined the Company in 2002 and has served in various senior management capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with ARCO, Vastar and BP America.

Susan M. Cunningham was elected Executive Vice President in October 2014 and is currently responsible for EH&S regulatory and new frontiers as well as global exploration and business innovation, previously serving as Senior Vice President of Gulf of Mexico, West Africa, frontier ventures operations and business innovation. Ms. Cunningham joined the Company in April 2001 and was responsible for global exploration, geoscience and new ventures until October 2014, and corporate reserves in 2007. Prior to joining the Company, she held various positions with Texaco, Statoil and Amoco Production Company.

J. Keith Elliott was elected Senior Vice President in April 2013 and is currently responsible for Eastern Mediterranean operations. He previously served as Vice President of global drilling, major projects and supply chain from 2012 and as Vice President of major projects from 2009. Prior to joining the Company, Mr. Elliott held various positions with BP Exploration.

Kenneth M. Fisher was elected Executive Vice President and Chief Financial Officer in April 2014, previously serving as Senior Vice President and Chief Financial Officer from November 2009. Before joining the Company, Mr. Fisher served as Executive Vice President of Finance for Upstream Americas for Shell from July 2009 to November 2009 and as Director of Strategy & Business Development for Royal Dutch Shell plc in The Hague from August 2007 to July 2009. Prior to joining Shell in 2002, Mr. Fisher held various positions within business units of General Electric Company.

Terry R. Gerhart was elected Senior Vice President in October 2015 and is currently responsible for global operations services. He previously served as Vice-President of international non-operated assets and global gas monetization from 2010, Vice President of the Eastern Mediterranean from 2011, and Vice President of Africa operations from 2013. Prior to joining the Company, Mr. Gerhart held various positions with ARCO, Vastar and BP America.

Arnold J. Johnson was elected Senior Vice President, General Counsel and Secretary in July 2008, and is currently responsible for corporate affairs, including the Company's legal, compliance, security and communications and government relations groups. He previously served as Vice President, General Counsel and Secretary beginning in February 2004 and as Associate General Counsel and Assistant Secretary from January 2001. Prior to joining the Company, Mr. Johnson held various positions with ARCO, Vastar and BP America.

B-1

Appendix B - Executive Officers

John T. Lewis was elected Senior Vice President in April of 2013 and is currently responsible for corporate development. He previously served as Vice President of the Southern Region of our North America division from 2008 and was Director of Asset Development and Reserves from 2006. Prior to joining the Company, Mr. Lewis held various positions with ARCO, Vastar and BP America.

Michael W. Putnam was elected Vice President in April 2013 and is currently responsible for Africa and the Americas exploration and new ventures operations. He previously served as Vice President over exploration and geoscience, Director of North America exploration, business unit manager for the deepwater Gulf of Mexico and geophysical manager from 1987. Prior to joining the Company, Mr. Putnam held various positions with Cities Service Oil and Gas.

Charles J. Rimer was elected Senior Vice President in April 2013 and is currently responsible for U.S. onshore operations. He previously served as Vice President of operations services from 2012 and managed our international West Africa, non-operated and new ventures division and operations services from 2002. Prior to joining the Company, Mr. Rimer held various positions at ARCO, Vastar and Aspect Resources.

A. Lee Robison was elected Senior Vice President in April of 2013 and is currently responsible for human resources and administration. She previously served as Vice President from October 2007 and Director of Human Resources from May 2002. Prior to joining the Company, Ms. Robison held various positions with ARCO, Vastar and BP America.

Gary W. Willingham was elected Executive Vice President in October 2014 and is currently responsible for global production, drilling, major projects and supply chain activities, previously serving as Senior Vice President of U.S. onshore operations since April 2013 and Vice President of Strategic Planning, Environmental Analysis and Reserves since 2008. Prior to joining the Company, Mr. Willingham held various positions with ARCO, Vastar and BP America.

B-2

Noble Energy, Inc.
ATTN: Company Secretary
1001 Noble Energy Way
Houston, TX 77070

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLANK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOBLE ENERGY, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.
1. To elect the eleven nominees as members of the Board of Directors of the Company.
					For	Against	Abstain
Nominees	For	Against	Abstain	2. To ratify the appointment of the independent auditor by the Company's Audit Committee.	☐	☐	☐
1a. Jeffrey L. Berenson	☐	☐	☐
1b. Michael A. Cawley	☐	☐	☐
1c. Edward F. Cox	☐	☐	☐	3. To approve, in an advisory vote, executive compensation.	☐	☐	☐
1d. James E. Craddock	☐	☐	☐
1e. Thomas J. Edelman	☐	☐	☐
1f. Eric P. Grubman	☐	☐	☐	The Board of Directors recommends you vote AGAINST Proposals 4 and 5.	For	Against	Abstain
1g. Kirby L. Hedrick	☐	☐	☐
1h. David L. Stover	☐	☐	☐
1i. Scott D. Urban	☐	☐	☐	4. To consider a stockholder proposal regarding proxy access, if properly presented at the meeting.	☐	☐	☐
1j. William T. Van Kleef	☐	☐	☐
1k. Molly K. Williamson	☐	☐	☐
				5. To consider a stockholder proposal regarding climate change, if properly presented at the meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) heron. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Signature (PLEASE SIGN WITHIN BOX)		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

------------------------------------------------------------------------------------------------------------------------------------------------

NOBLE ENERGY, INC. Annual Meeting of Stockholders April 26, 2016 9:30 A.M. This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David L. Stover and Kenneth M. Fisher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NOBLE ENERGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 A.M., CDT on April 26, 2016 at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024, and to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continue and to be signed on reverse side.